 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Lumos Pharma, Inc.
at
$4.25 in cash per share, plus one non-transferable contingent value right per share, which represents the right to receive one or more contingent cash payments upon the achievement of specified milestones by
DPV MergerSub, Inc.
a wholly-owned subsidiary of
DPV Parent, Inc.
a wholly-owned subsidiary of
Double Point Ventures LLC
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 11, 2024, UNLESS THE OFFER IS EXTENDED.
The Offer (as defined below) is being made pursuant to an Agreement and Plan of Merger, dated as of October 22, 2024 (the “Merger Agreement”), by and among DPV Parent, Inc., a Delaware corporation and wholly-owned subsidiary of Double Point Ventures LLC (“DPV Parent”), DPV MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of DPV Parent (the “Purchaser”), Double Point Ventures LLC, a Delaware limited liability company, and Lumos Pharma, Inc., a Delaware corporation (“Lumos” or the “Company”), under which the Purchaser will be merged with and into Lumos (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Lumos surviving the Merger as a wholly-owned subsidiary of DPV Parent. The Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (collectively, the “Shares” and each, a “Share”), of Lumos at a price per share of (x) an amount in cash equal to $4.25, without interest and less applicable tax withholdings (the “Cash Consideration”), and (y) one contractual contingent value right (a “CVR”) that will represent the right to receive one or more contingent cash payments (without interest thereon) upon the achievement of specified milestones as described in the CVR Agreement (the Cash Consideration and one CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 13, 2024 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of Lumos, DPV Parent, the Purchaser or the holders of Shares, each outstanding Share, other than Shares (A) held in treasury by Lumos immediately prior to the Effective Time, (B) owned, directly or indirectly, by the Purchaser or DPV Parent immediately prior to the Effective Time or (C) held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with Delaware law, will be converted into the right to receive the Offer Price. As of immediately prior to the Effective Time, each option to purchase Shares from Lumos (“Lumos Stock Options,” and each, a “Lumos Stock Option”), whether subject to service-based vesting conditions or performance-based vesting conditions, will become immediately vested and exercisable in full, and, if applicable, as if such service-based vesting conditions had been achieved and, in the case of performance-based vesting conditions, as if such performance-based vesting conditions had been achieved at the maximum level of achievement. At the Effective Time, (A) each Lumos Stock Option that has an exercise price per Share that is less than the Cash Consideration (each, an “In-the-Money Option”) that is then outstanding will be cancelled and the holder of such cancelled In-the-Money Option will be entitled to receive (1) an amount in cash, without interest and subject to applicable tax withholding, equal to the product of (x) the total number of Shares underlying such In-the-Money Option multiplied by (y) the excess of the Cash Consideration over the applicable exercise price per share under such In-the-Money Option and (2) one CVR for each Share underlying such In-the-Money Option and (B) each Lumos Stock Option that has a per Share exercise price that is equal to or greater than the Cash Consideration (each, an “Out-of-the-Money Option”) will be cancelled without any cash payment or issuance of a CVR being made in respect thereof. At the Effective Time, each restricted stock unit (each, a “Restricted Stock Unit”), whether vested or unvested, that is then outstanding will be cancelled and the holder thereof will be entitled to receive (A) an amount in cash without interest, less any applicable tax withholding, equal to the product of (1) the Cash Consideration and (2) the number of Shares subject to the Restricted Stock Unit and (B) one CVR for each Share underlying such Restricted Stock Unit.
As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Consideration ($4.25 per Share) that is being offered pursuant to the Offer. You should base your tender decision on the Cash Consideration as it may be the only consideration you receive in the Offer. On November 12, 2024, the last full trading day prior to the date of this Offer to Purchase, the closing price of Lumos’s common stock as reported on Nasdaq was $4.36 per Share.
The board of directors of Lumos unanimously: (i) determined that the Merger Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement, are fair to and in the best interests of Lumos and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transaction contemplated thereby, including the Offer and the Merger, and resolved that the Merger be governed by Section 251(h) of the DGCL; (iii) recommended that Lumos’s stockholders accept the Offer and tender their Shares pursuant to the Offer, upon the terms and subject to the conditions set forth therein; and (iv) approved the Merger Agreement and the transactions contemplated thereby for purposes of Section 203 of the DGCL.
There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered and not validly withdrawn before the expiration of the Offer that number of Shares that, together with the Shares, if any, then beneficially owned by DPV Parent or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding. The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, that the Merger Agreement has not been terminated in accordance with its terms. See Section 14 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 42 through 43 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the Offer, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the information agent for the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
November 13, 2024

IMPORTANT
Stockholders desiring to tender Shares must:
1.
For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•
contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.
For Shares that are registered in the stockholder’s name and held in book-entry form:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3 — “Procedure for Tendering Shares”);

•
if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

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deliver an Agent’s Message or the Letter of Transmittal and any other required documents to Computershare Inc. (the “Depositary”), at its address on the back cover of this Offer to Purchase; and

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transfer the Shares through book-entry transfer into the account of the Depositary.

3.
For Shares that are registered in the stockholder’s name and held as physical certificates:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•
have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•
deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase.

For all Shares, the Letter of Transmittal, the certificates for the Shares (if applicable) and any other required documents must be received by the Depositary before the expiration of the Offer. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, are at the election and risk of the tendering stockholder.

SUMMARY TERM SHEET
Securities Sought:
All outstanding shares of common stock, par value $0.01 per share, of Lumos Pharma, Inc (collectively, the “Shares” and each, a “Share”).
Price Offered Per Share:
$4.25 in cash, without interest, subject to any withholding of taxes required by applicable law (such amount per Share, the “Cash Consideration”), plus (ii) one non-transferable, unsecured contingent value right, which represents the right to receive additional contingent cash consideration payable upon achievement of certain milestones (a “CVR”), pursuant to a Contingent Value Rights Agreement (the “CVR Agreement”) described in Section 13 — “The Merger Agreement; Other Agreements” below, to be entered into between Parent and a rights agent selected by Parent and reasonably acceptable to Lumos (the “Rights Agent”), if at all, within the time provided for in the CVR Agreement (the Cash Consideration and one CVR, collectively, the “Offer Price”).
Scheduled Expiration of
Offer:
One minute after 11:59 p.m. (New York City time) on December 11, 2024 unless extended.
The Purchaser:
DPV MergerSub, Inc., a wholly-owned subsidiary of DPV Parent, Inc., which is a wholly-owned subsidiary of Double Point Ventures LLC.
Lumos Board
Recommendation:
Lumos’s board of directors unanimously recommends that you accept the Offer and tender your Shares pursuant to the Offer.
The following are some questions that you, as a stockholder of Lumos Pharma, Inc. (“Lumos” or the “Company”), may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to DPV MergerSub, Inc. (the “Purchaser”).
Who is offering to buy my Shares?
•
Our name is DPV MergerSub, Inc. We are a Delaware corporation and a wholly-owned subsidiary of DPV Parent, Inc., a Delaware corporation (“DPV Parent”), which is a wholly-owned subsidiary of Double Point Ventures LLC, a Delaware limited liability company (“DPV”). We were formed in 2024 for the purpose of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 22, 2024, by and among DPV, DPV Parent, the Purchaser and Lumos (the “Merger Agreement”), including making and completing the Offer and merging with and into Lumos (the “Merger”) following the acceptance for payment of Shares (as defined below) in the Offer. We have not otherwise conducted any business operations. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning DPV, DPV Parent and the Purchaser.”

Why is the Offer being made?
•
The purpose of the Offer is to enable DPV, DPV Parent and the Purchaser to acquire control of, and would be the first step in DPV Parent’s acquisition of the entire equity interest in, Lumos. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. If the Merger is completed, DPV Parent will own 100% of the equity interests in Lumos and will be entitled to all of the benefits resulting from those interests. These benefits include complete control of Lumos and entitlement to any future increase in its value. Similarly, DPV Parent will also bear the risk of any losses incurred in the operation of Lumos and any future decrease in the value of Lumos.
After completion of the Offer and the Merger, Lumos will be a wholly-owned subsidiary of DPV Parent. We expect to operate Lumos and its facilities generally in accordance with its existing business plans and to adhere to the requirements set forth in the CVR Agreement after the Merger Closing. We cannot speculate on future activities, and subject to the requirements set forth in the CVR Agreement, we reserve the right to change our plans and intentions at any time, as we deem appropriate. See Section 12 — “Purpose of the Offer; Plans for Lumos; Other Matters.”
What is the class and amount of securities being sought in the Offer?
•
We are offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Lumos, which we refer to collectively as the “Shares.” See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay and in what form of payment?
•
We are offering to pay $4.25 in cash, without interest and payable subject to any applicable tax withholding (such amount per Share, the “Cash Consideration”), plus (ii) one non-transferable, unsecured contingent value right, which represents the right to receive additional contingent cash consideration payable upon achievement of certain milestones (a “CVR”, and each CVR together with the Cash Consideration, the “Offer Price”). See Section 2 — “Acceptance for Payment and Payment for Shares.” There is a risk that you may receive no payments under the CVR. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Consideration per share of $4.25 that is being offered pursuant to the Offer. You should base your tender decision on the Cash Consideration per share of $4.25 as it may be the only consideration you receive in the Offer.

What is the CVR and how does it work?
•
At or prior to the effective time of the Merger (“the Effective Time”), DPV Parent expects to enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent (the “Rights Agent”). Holders of Shares will receive one CVR for each issued and outstanding Share held at the Effective Time. Holders of In-the-Money-Options and Restricted Stock Units will receive one CVR for each Share underlying such In-the-Money Option and Restricted Stock Unit, respectively (the “Equity Award CVRs”). Each CVR represents the contractual right to receive certain contingent cash payments, subject to applicable tax withholding, calculated as follows:

(i)
upon the first achievement of Annual Global Net Revenue (as defined in the CVR Agreement) in a fiscal year equal to or greater than (A) $500 million, (B) $1 billion, and/or (C) $1.5 billion, a price of $1.00 per share, $1.50 per share, and $2.00 per share, respectively, each calculated during the period beginning on the closing of the Merger (the “Merger Closing”) and ending on December 31, 2037;

(ii)
following the execution of any definitive agreement or series of agreements with any third party (excluding any Company Sale (as defined in the CVR Agreement)) that occurs during the period beginning on the Merger Closing and ending on the 18-month anniversary of the Merger Closing with respect to the sale, assignment, transfer, license, option, non-assert or other disposition of Lumos’s assets acquired by the Purchaser (A) for any exploitation in the cardiometabolic field, or (B) excluding LUM-201, in any other field (each of (A) and (B), a “Transaction”), an amount in cash per CVR equal to 25% of Transaction Proceeds (as defined in the CVR Agreement) after deduction of an amount equal to (x) 50% of the Upfront Cash Consideration (as defined in the CVR Agreement) plus (y) all amounts contributed by

DPV Parent in the form of equity investments or loans (including the CTF Agreement (as described in Section 13 — “The Merger Agreement; Other Agreements — Clinical Trial Funding Agreement”)) to Lumos to develop the assets involved in the Transaction, allocated pro rata among all holders of CVRs (“CVR Holders”) and paid as a separate CVR for each Measurement Period (as defined in the CVR Agreement); and
(iii)
upon the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events: (a) acquisition of direct or indirect beneficial ownership of more than 50% of the outstanding shares of capital stock of Lumos by a unrelated third party or (b) sale, assignment, lease, exclusive license or other disposition of all or substantially all of the assets or business of Lumos to an unrelated third party, a price per share of $2.00 per share ((i) – (iii), the “Milestone Payments”).

•
The right to the contingent payments contemplated by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement. The CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in the Purchaser (and, following the closing of the Merger, the surviving corporation) or any of its affiliates. No interest will accrue on any amounts payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against DPV Parent than those afforded to general, unsecured creditors with respect to the Milestone Payments that may be payable. For additional information on the CVR Agreement, see Section 13 — “The Merger Agreement; Other Agreements — Contingent Value Right Agreement.”

Is it possible that none or only some Milestone Payments will be payable to the holders of CVRs in respect of such contingent value rights?
•
Yes. It is possible that one or more of the Milestone Payments described above will not be achieved, in which case you will receive only the Cash Consideration for any Shares you tender in the Offer and only a portion or no payment with respect to your CVRs. It is not possible to know whether a Milestone Payment will become payable with respect to the CVRs. The CVR Agreement requires DPV Parent to undertake commercially reasonable efforts to develop and exploit LUM-201 commencing upon the Merger Closing, and continuing until the earlier of December 31, 2037 or the achievement of all milestones, but there can be no assurance that DPV Parent or its subsidiaries will achieve any of the milestones or that any of the Milestone Payments described above will be made.

May I transfer my Contingent Value Rights?
•
The CVRs will not be transferable except: (i) upon death of a CVR Holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other person; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by The Depositary Trust Company; (v) if the CVR Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (vi) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; or (vii) upon the CVR Holder’s abandonment of such CVR rights by transfer to DPV Parent or its affiliates.

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash and CVRs pursuant to the Merger?
•
The receipt of cash and CVRs in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The parties to the Merger Agreement intend to treat, for all U.S. federal, state and local income tax purposes (i) the CVRs received with respect to the Shares pursuant to the Merger Agreement as additional consideration paid at the Effective Time for the Shares in connection with the Offer or the Merger, as the case maybe, pursuant to the Merger Agreement, and (ii) any Milestone Payments received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs, except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable law.
WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO YOU OF TENDERING YOUR SHARES IN THE OFFER OR HAVING YOUR SHARES EXCHANGED FOR CASH AND CVRS PURSUANT TO THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES (INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS).
See Section 5 — “Material U.S. Federal Income Tax Consequences.”
What does the board of directors of Lumos think of the Offer?
•
The Offer is being made pursuant to the Merger Agreement with Lumos. The board of directors of Lumos unanimously: (i) determined that the Merger Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Lumos and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transaction contemplated thereby, including the Offer and the Merger, and resolved that the Merger be governed by Section 251(h) of the DGCL; (iii) recommended that Lumos’s stockholders accept the Offer and tender their Shares pursuant to the Offer, upon the terms and subject to the conditions set forth therein; and (iv) approved the Merger Agreement and the transactions contemplated thereby for purposes of Section 203 of the DGCL. See the “Introduction” to this Offer to Purchase and Section 11 — “Background of the Offer; Past Contacts, Negotiations and Transactions.”

Have any Lumos stockholders agreed to tender their Shares?
•
Yes. All of the members of Lumos’s board of directors and executive officers, as well as SHVMS, LLC, entered into tender and support agreements (each, a “Tender Agreement”) with DPV Parent and the Purchaser, pursuant to which each such stockholder agreed, among other things, to tender the Shares beneficially owned by them in the Offer. These stockholders may withdraw their Shares from the Offer if the Merger Agreement is terminated in accordance with its terms, the Offer is terminated, withdrawn or has expired or the Tender Agreement is terminated in accordance with its terms, in each case prior to the acceptance for payment of Shares in the Offer. The stockholders party to the Tender Agreements collectively hold and agreed to tender pursuant to the Shares representing approximately 17.7% of the Shares outstanding as of October 22, 2024. See the “Introduction” to this Offer to Purchase and Section 13 — “The Merger Agreement; Other Agreements — Tender and Support Agreements.”

What is the market value of my Shares as of a recent date?
•
On October 22, 2024, the last full trading day before we announced the Merger Agreement, the closing price of Lumos’s common stock, traded on the NASDAQ Global Market (“NASDAQ”), was $3.95 per Share. On November 12, 2024, the last full trading day before commencement of the Offer, the closing price of Lumos’s common stock was $4.36 per Share. We advise you to obtain a recent quotation for Lumos’s common stock in deciding whether to tender your Shares. See Section 6 —  “Price Range of the Shares; Dividends on the Shares.”

Will I have to pay any fees or commissions?
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If you are the record owner of your Shares and you tender your Shares pursuant to the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee for tendering Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?
•
Yes. We have sufficient funds, including the receipt of funds from DPV Parent and/or DPV, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the Offer. DPV Parent and DPV intend to fund amounts required in connection with the Offer and the Merger out of their available cash and cash equivalents on hand. Any Milestone Payments will either be made out of DPV Parent or DPV’s available cash and cash equivalents on hand or from proceeds received by the surviving corporation, DPV Parent or DPV with respect to any of the milestones. The Offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?
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We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment, including any payments upon the achievement of any milestones pursuant to the CVR agreement, consists solely of cash, and the Offer is not subject to any financing condition. We have sufficient funds, including the receipt of funds from DPV Parent and/or DPV, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the Offer. See Section 10 — “Source and Amount of Funds.”

What is the “Minimum Condition” to the Offer?
•
We are not obligated to purchase any Shares in the Offer unless there has been validly tendered and not validly withdrawn before the expiration of the Offer that number of Shares that, together with the Shares, if any, then beneficially owned by DPV Parent or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding. We refer to this condition as the “Minimum Condition.”

What are the most significant conditions to the Offer other than the Minimum Condition?
In addition to the Minimum Condition, we are not obligated to purchase Shares that are validly tendered in the Offer unless, among other things:
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no governmental entity or court of competent jurisdiction has issued an order, decree, injunction or ruling that is continuing in effect or taken any other action (whether temporary, preliminary or permanent in nature) restraining, enjoining, making illegal or otherwise prohibiting the Offer, the Merger, or the other transactions contemplated by the Merger Agreement or the CVR Agreement or imposing material limitations on the ability of DPV Parent or the Purchaser to effectively acquire, hold or exercise full right of ownership of the Shares to be purchased pursuant to the Offer or the Merger;

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no law has been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the making of the Offer, the acceptance for payment of any Shares by DPV Parent, the Purchaser or any other affiliate of DPV Parent, or the consummation of the Merger;

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since October 22, 2024, there has not occurred any event, change, circumstance, occurrence or effect that has a Material Adverse Effect (as defined in Section 13 — “Merger Agreement; Other Agreements”) on Lumos and that is continuing;

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Lumos has not breached or failed to comply in any material respect with its obligations, covenants or agreements under the Merger Agreement and if any such breach or failure has occurred, Lumos has not cured such breach or failure;

•
the representations and warranties of Lumos in the Merger Agreement are true and correct as of the expiration of the Offer, except as would not have a Material Adverse Effect (as defined in Section 13 — “Merger Agreement; Other Agreements”), or in certain cases, as is immaterial in nature and amount;

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the aggregate number of holders of Shares exercising appraisal rights represents no more than 10% of the shares of common stock of Lumos outstanding as of immediately prior to the Acceptance Time (as defined below); and

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the Merger Agreement has not been terminated in accordance with its terms.

The Offer is also subject to other conditions. See Section 14 — “Conditions of the Offer.”
How long do I have to decide whether to tender in the Offer?
•
Unless we extend the expiration of the Offer, you will have until one minute after 11:59 p.m. (New York City time) on December 11, 2024 to tender your Shares in the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. See Section 1 — “Terms of the Offer” and Section 3 — “Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?
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Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If on the applicable expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer for successive periods of up to 10 business days each until the conditions to the Offer are satisfied or waived, except that we are not required to extend the Offer beyond February 19, 2025 (the “Outside Date”). Either DPV Parent or Lumos may terminate the Merger Agreement if the Offer has not yet been completed on or prior to the Outside Date. In addition, we have agreed to extend the Offer for the minimum period or periods required by applicable law, interpretation or position of the Securities and Exchange Commission (or its staff) (the “SEC”) or NASDAQ or its staff.

How will I be notified if the Offer is extended?
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If we extend the Offer, we will inform Computershare Inc., the depositary for the Offer (the “Depositary”), and notify you by making a public announcement of the extension before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”

Will you provide a subsequent offering period?
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No. We will not provide a subsequent offering period following the acceptance of Shares for purchase in the Offer.

How do I tender my Shares in the Offer?
•
To tender your Shares held as physical certificates, you must deliver the certificates representing your Shares, together with the Letter of Transmittal, properly completed, to the Depositary before the Offer expires.

If your Shares are held in the name of a broker, dealer, commercial bank, trust company or other nominee, your Shares can be tendered by your nominee through the Depositary.
We are not providing for guaranteed delivery procedures. Therefore, Lumos stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Time. In addition, for Company stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to the Expiration Time. Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.
See Section 3 — “Procedure for Tendering Shares.”

Can holders of vested stock options participate in the tender offer?
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The Offer is only for Shares and not for any options to acquire Shares. If you hold vested but unexercised Lumos Stock Options (as defined below) and you wish to participate in the Offer, you must exercise your Lumos Stock Options in accordance with the terms of the applicable Lumos equity plan and tender the Shares received upon exercise pursuant to the Offer. See Section 3 — “Procedure for Tendering Shares.” If you do not exercise your Lumos Stock Options prior to the Effective Time, as of immediately prior to the Effective Time, each option to purchase Shares from Lumos (“Lumos Stock Options,” and each, a “Lumos Stock Option”), whether subject to service-based vesting conditions or performance-based vesting conditions, will become immediately vested and exercisable in full, and, if applicable, as if such service-based vesting conditions had been achieved and, in the case of performance-based vesting conditions, as if such performance-based vesting conditions had been achieved at the maximum level of achievement. At the Effective Time, (A) each Lumos Stock Option that has an exercise price per Share that is less than the Cash Consideration (each, an “In-the-Money Option”) that is then outstanding will be cancelled and the holder of such cancelled In-the-Money Option will be entitled to receive (1) an amount in cash, without interest and subject to applicable tax withholding, equal to the product of (x) the total number of Shares underlying such In-the-Money Option multiplied by (y) the excess of the Cash Consideration over the applicable exercise price per share under such In-the-Money Option (the “Stock Option Cash Consideration”) and (2) one CVR for each Share underlying such In-the-Money Option and (B) each Lumos Stock Option that has a per Share exercise price that is equal to or greater than the Cash Consideration (each, an “Out-of-the-Money Option”) will be cancelled without any cash payment or issuance of a CVR being made in respect thereof. Holders of Lumos Stock Options are encouraged to consult their own tax advisors with respect to the tax consequences of exercising or not exercising their Lumos Stock Options in connection with the Offer and the Merger.

Can holders of vested restricted stock units participate in the tender offer?
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The Offer is only for Shares and not for any Restricted Stock Units (as defined below). If you hold vested but unsettled Restricted Stock Units and you wish to participate in the Offer, your Restricted Stock Units must be settled in accordance with the terms of the applicable Lumos equity plan and tender the Shares received upon settlement pursuant to the Offer. See Section 3 — “Procedure for Tendering Shares.” If your Restricted Stock Units are not settled prior to the Effective Time, at the Effective Time, each restricted stock unit (each, a “Restricted Stock Unit”), whether vested or unvested, that is then outstanding will be cancelled and the holder thereof will be entitled to receive (A) an amount in cash without interest, less any applicable tax withholding, equal to the product of (1) the Cash Consideration and (2) the number of Shares subject to the Restricted Stock Unit (the “RSU Cash Consideration”) and (B) one CVR for each Share underlying such Restricted Stock Unit. Holders of Restricted Stock Units are encouraged to consult their own tax advisors with respect to the tax consequences of settling or not settling their Restricted Stock Units in connection with the Offer and the Merger.

If I accept the Offer, how will I get paid?
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If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

In addition, as soon as reasonably practicable after the Effective Time (but in no event after the later of five business days or the second payroll after the Effective Time), the surviving corporation will pay the applicable Stock Option Cash Consideration and RSU Cash Consideration through the surviving corporation’s payroll system or other appropriate account.
See Section 2 — “Acceptance for Payment and Payment for Shares” and Section 3 — “Procedure for Tendering Shares.”

How do I withdraw previously tendered Shares?
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To withdraw your Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4 — “Withdrawal Rights.”

Until what time may I withdraw Shares that I have tendered?
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If you tender your Shares, you may withdraw them at any time until the Offer has expired. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

If the Offer is completed, will Lumos continue as a public company?
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If the Offer is completed, we will complete the Merger pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. After completion of the Merger, DPV Parent will own all of the outstanding capital stock of Lumos, and Lumos will no longer be a public company. See Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations.”

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?
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The Minimum Condition requires that we acquire that number of Shares that, together with the Shares, if any, then beneficially owned by DPV Parent or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding. If the Minimum Condition is satisfied (and each of the other conditions to the Offer is satisfied or waived), we will complete the Merger without a vote of the stockholders of Lumos pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for payment in the Offer, and we will not complete the Merger.

If I decide not to tender, how will the Offer affect my Shares?
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If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you properly demand appraisal of your Shares under Section 262 of the DGCL, you will receive the same Offer Price per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares in the Offer is that if you tender your Shares in the Offer, you may be paid earlier (depending on whether your Shares are certificated) and you will not have any right to appraisal under Section 262 of the DGCL. Subject to the fulfillment of the conditions applicable to the Merger, we intend to complete the Merger as soon as practicable following the acceptance for payment of Shares in the Offer. See Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations.”

Will I have the right to have my Shares appraised?
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No appraisal rights are available to the holders of Shares in connection with the Offer, and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger. However, if the Purchaser purchases Shares in the Offer and the Merger is consummated, holders of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time the Purchaser accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.

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The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, the Purchaser and Lumos may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

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Any stockholder who desires to exercise her, his or its appraisal rights should carefully review Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

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The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in a notice of the availability of appraisal rights to be sent by Lumos. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information regarding appraisal rights, see Section 12 — “Purpose of the Offer; Plans for Lumos; Other Matters.”

Who can I talk to if I have questions about the Offer?
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You may call Georgeson LLC, the information agent for the Offer, at (866) 308-8747 (toll free). See the back cover of this Offer to Purchase for additional information on how to contact our information agent.

To the Holders of Lumos Shares:
INTRODUCTION
DPV MergerSub, Inc., a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of DPV Parent, Inc., a Delaware corporation (“DPV Parent”), which is a wholly-owned subsidiary of Double Point Ventures LLC, a Delaware limited liability company (“DPV”), is making an offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Lumos Pharma, Inc., a Delaware corporation (“Lumos” or the “Company”), at a price of (x) an amount in cash equal to $4.25, without interest and less applicable tax withholdings (the “Cash Consideration”), and (y) one contractual contingent value right (a “CVR”) that will represent the right to receive one or more contingent cash payments (without interest thereon) upon the achievement of specified milestones (the Cash Consideration and one CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase, dated November 13, 2024 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 22, 2024 (as may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among DPV, DPV Parent, the Purchaser and Lumos. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), the Purchaser will be merged with and into Lumos without a vote of the stockholders of Lumos in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Lumos surviving the Merger as a wholly-owned subsidiary of DPV Parent (the “Merger”). At the Effective Time, each Share then issued and outstanding (other than (i) Shares held in the treasury of Lumos or owned, directly or indirectly, by DPV Parent or the Purchaser immediately prior to the Effective Time, which will automatically be canceled for no consideration, and (ii) Shares owned by Lumos’s stockholders who are entitled to demand and properly demand appraisal of such Shares pursuant to Section 262 of the DGCL) will be converted automatically into, and thereafter represent the right to receive, the Offer Price, without interest and subject to applicable tax withholding (the “Merger Consideration”), subject to any withholding of taxes required by applicable law.
The board of directors of Lumos unanimously: (i) determined that the Merger Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Lumos and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transaction contemplated thereby, including the Offer and the Merger, and resolved that the Merger be governed by Section 251(h) of the DGCL; (iii) recommended that Lumos’s stockholders accept the Offer and tender their Shares pursuant to the Offer, upon the terms and subject to the conditions set forth therein; and (iv) approved the Merger Agreement and the transactions contemplated thereby for purposes of Section 203 of the DGCL.
There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered and not validly withdrawn before the expiration of the Offer, that number of Shares that, together with the Shares, if any, then beneficially owned by DPV Parent or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding (the “Minimum Condition”). The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions that the Merger Agreement has not been terminated in accordance with its terms. See Section 14 — “Conditions of the Offer.”
Lumos has informed the Purchaser that, as of the close of business on November 6, 2024, 8,648,618 Shares were issued and outstanding. Based upon the foregoing, as of the close of business on November 6, 2024, the Minimum Condition would be satisfied if 4,324,310 Shares were validly tendered and not validly withdrawn pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered pursuant to the Offer, the Merger will be effected, without a vote of Lumos’s stockholders, pursuant to Section 251(h) of the DGCL. See Section 12 — “Purpose of the Offer; Plans for Lumos; Other Matters” and Section 13 — “The Merger Agreement; Other Agreements.”

All of the members of Lumos’s board of directors and executive officers, as well as SHVMS, LLC, entered into a tender and support agreement (each, a “Tender Agreement”), dated as of October 22, 2024, with DPV Parent and the Purchaser, pursuant to which each such stockholder agreed, among other things, to tender the Shares beneficially owned by them in the Offer. These stockholders may withdraw their Shares from the Offer if the Merger Agreement is terminated in accordance with its terms, the Offer is terminated, withdrawn or has expired or the Tender Agreement is terminated in accordance with its terms, in each case prior to the acceptance for payment of Shares in the Offer. Pursuant to the Tender Agreements, the stockholders party thereto collectively hold and agreed to tender Shares representing approximately 17.7% of the Shares outstanding as of October 22, 2024. See Section 13 — “The Merger Agreement; Other Agreements — Tender and Support Agreements.”
The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5 — “Material U.S. Federal Income Tax Consequences.”
The Offer is made only for Shares and is not made for any Lumos Stock Options or any Restricted Stock Units for Shares. Holders of vested but unexercised Lumos Stock Options and/or unsettled Restricted Stock Units may exercise such Lumos Stock Options or settle such Restricted Stock Units in accordance with the terms of the applicable Lumos equity plan and tender some or all of the Shares issued upon such exercise or settlement.. The tax consequences to holders of Shares, In-the-Money-Options and Restricted Stock Units of exercising those securities are described under Section 5 — “Material U.S. Federal Income Tax Consequences.”
Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Computershare Inc., which is acting as the depositary for the Offer (the “Depositary”), and Georgeson LLC, which is acting as the information agent for the Offer (the “Information Agent”). See Section 16 — “Fees and Expenses.”
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER
1. Terms of the Offer
Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all of the conditions of the Offer, Purchaser will accept for payment (the time of such acceptance is referred to herein as the “Acceptance Time”) and thereafter pay the Offer Price, subject to any withholding of taxes required by applicable law, for all Shares validly tendered before the Expiration Date (as defined below) and not validly withdrawn in accordance with Section 4 — “Withdrawal Rights.” The term “Expiration Date” means one minute after 11:59 p.m., New York City time, on December 11, 2024, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time that the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, expires.
Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing the extension by issuing a press release no later than 9:00 a.m., New York City time, on the first business day following the Expiration Date. The Purchaser is required by the Merger Agreement to extend the Offer:
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if, at the Expiration Date, any of the conditions of the Offer have not been satisfied or waived, for successive periods of up to 10 business days each until and including February 19, 2025 (the “Outside Date”); provided, however, that Lumos must provide its written consent if the Offer is to be extended beyond the Outside Date; and

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for the minimum period or periods required by applicable law, interpretation or position of the SEC (or its staff) or NASDAQ (or its staff).

The Purchaser is not required to extend the Offer beyond the Outside Date.
Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in paying for the Shares.
If, at the Expiration Date, all of the conditions of the Offer have been satisfied or waived, we will accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or as soon as practicable following the valid tender thereof. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, DPV, DPV Parent, the Purchaser and Lumos will cause the Merger to become effective as soon as practicable after the Acceptance Time, without a vote of the stockholders of Lumos, in accordance with Section 251(h) of the DGCL.
There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered and not validly withdrawn before the Expiration Date, that number of Shares that, together with the Shares, if any, then beneficially owned by DPV Parent or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding. The Offer is also subject to the satisfaction of other conditions, including the condition that the Merger Agreement has not been terminated in accordance with its terms. See Section 14 — “Conditions of the Offer.”
Subject to the terms of the Merger Agreement, DPV Parent and we may, at any time and from time to time before the Expiration Date, increase the Offer Price, waive any condition to the Offer or modify any of the other terms or conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that, unless otherwise provided in the Merger Agreement, DPV Parent and we may not, without the consent of Lumos:
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reduce the Offer Price;

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change the form of consideration payable in the Offer (other than by adding consideration);

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reduce the number of Shares subject to the Offer;

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impose additional Offer conditions;

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waive or change the Minimum Condition;

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impose conditions to the Purchaser’s obligation to consummate the Offer in addition to the conditions described in Section 14 — “Conditions of the Offer;”

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except as required or permitted by the Merger Agreement, terminate the Offer or accelerate, extend or otherwise change the Expiration Date;

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amend or modify the conditions to the Offer described in Section 14 — “Conditions of the Offer” or any term of the Offer in a manner that is, or would reasonably be expected to be, adverse to the holders of Shares or that would reasonably be excepted to, individually or in the aggregate, prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impede the ability of DPV Parent or the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement; or

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provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

Subject to the Purchaser’s obligation to extend the Offer as described above, if by the Expiration Date, any of the conditions of the Offer have not been satisfied or waived, the Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:
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terminate the Offer, not accept for payment or pay for any Shares and promptly return all tendered Shares to tendering stockholders;

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waive, to the extent permitted by applicable law, any of the unsatisfied conditions of the Offer (other than the Minimum Condition) and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not validly withdrawn before the Expiration Date;

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extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

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amend certain provisions or make certain modifications to the Offer.

If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.
Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. Any public announcement of an extension of the Offer will be issued no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes to the Offer be promptly disseminated to Lumos’s stockholders). Without limiting the obligation of the Purchaser under these rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release.
If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will file an amendment to the Tender Offer Statement filed with the SEC on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the

Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. A change in price or a change in percentage of securities sought generally requires that an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the Expiration Date equals or exceeds the minimum extension period that would be required because of the change. As used in this Offer to Purchase (other than in Section 13 — “The Merger Agreement; Other Agreements”), “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.
Lumos has agreed to provide the Purchaser with Lumos’s stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Lumos’s stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2. Acceptance for Payment and Payment for Shares
Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) as described in Section 1 — “Terms of the Offer,” the Purchaser will accept for payment and thereafter pay for all Shares validly tendered before the Expiration Date and not validly withdrawn in accordance with Section 4 — “Withdrawal Rights.” For a description of our rights and obligations to extend or amend the Offer, or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1 — “Terms of the Offer.”
In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
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the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees; or

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in the case of a transfer effected under the book-entry transfer procedures described in Section 3 —  “Procedure for Tendering Shares,” a Book-Entry Confirmation (as defined below) and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3 — “Procedure for Tendering Shares;” and

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any other documents required by the Letter of Transmittal or the Depositary.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser’s obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.
If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility

(as defined below), according to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the Shares and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.
If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4 — “Withdrawal Rights.”
Subject to Lumos’s consent, the Purchaser reserves the right to transfer or assign its rights and obligations under the Merger Agreement, including the right to purchase Shares tendered in the Offer, to one or more direct or indirect subsidiaries of DPV, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment in the Offer.
3. Procedure for Tendering Shares
Valid Tender of Shares.   A stockholder must follow one of the following procedures to validly tender Shares in the Offer:
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for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or before the Expiration Date; or

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for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, if applicable, an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “— Book-Entry Transfer of Shares Held Through the Book-Entry Transfer Facility” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case, on or before the Expiration Date.

Book-Entry Transfer of Shares Held Through the Book-Entry Transfer Facility.   The Depositary has agreed to establish an account or accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or before the Expiration Date for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.
Signature Guarantee.   No signature guarantee is required on the Letter of Transmittal, if:
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the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holder(s) appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.
Appointment as Proxy.   By executing the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint the designees of the Purchaser as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Lumos’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Lumos stockholders.
Stock Options and Restricted Stock Units.   The Offer is made only for Shares and is not made for any Lumos Stock Options and/or Restricted Stock Units. Holders of vested but unexercised Lumos Stock Options and/or unsettled Restricted Stock Units may participate in the Offer only if they first exercise their

Lumos Stock Options and/or settle their Restricted Stock Units in accordance with and subject to the terms of the applicable Lumos equity plan and tender some or all of the Shares issued upon such exercise or settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to ensure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. Holders of Lumos Stock Options and Restricted Stock Units should consult their tax advisors with respect to the tax consequences of exercising or not exercising their Lumos Stock Options and/or settling or not settling their Restricted Stock Units in connection with the Offer or the Merger.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal or other required documents and as to the proper form for transfer of any certificate of Shares, will be resolved by the Purchaser. The Purchaser reserves the right to reject any or all tenders determined by it not in proper or complete form or to waive any irregularities or conditions. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, DPV Parent, DPV, the Depositary, the Information Agent, Lumos or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.
Backup Withholding.   To avoid backup withholding of U.S. federal income tax on payments for Shares made in the Offer, each tendering U.S. holder should complete and return the IRS Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5 — “Material U.S. Federal Income Tax Consequences.”
Tender Constitutes Binding Agreement.   The Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).
4. Withdrawal Rights
Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.
Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. New York City Time, on or before the Expiration Date), or in the event the Offer is further extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after January 12, 2025, which is the 60th day after the commencement of the Offer, unless prior to such date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer of Shares held through the Book-Entry Transfer Facility as set forth in Section 3 — “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares validly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 — “Procedure for Tendering Shares” at any time on or before the Expiration Date.
All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be resolved by the Purchaser. The Purchaser reserves the right to reject all notices of withdrawal determined not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, DPV Parent, DPV, the Depositary, the Information Agent, Lumos or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5. Material U.S. Federal Income Tax Consequences
The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders that tender their Shares, and whose tender of the Shares is accepted, in exchange for the Offer Price pursuant to the Offer and holders whose Shares are converted into the right to receive the Offer Price pursuant to the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative guidance and judicial interpretations thereof, each in effect as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any opinion of counsel with respect to the statements made or the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.
This discussion applies to a holder only if the holder holds its Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to a holder subject to special treatment under U.S. federal income tax laws, including, but not limited to:
•
a holder that is a regulated investment company, real estate investment trust, cooperative, bank or certain other financial institutions, insurance company, tax-exempt organization (including a private foundation), governmental organization, retirement or pension plan, dealer in securities or foreign currency, trader that uses the mark-to-market method of accounting with respect to its securities, expatriate or former long-term resident of the United States;

•
a holder that is, or holds Shares through, a partnership, S corporation or other pass-through entity for U.S. federal income tax purposes;

•
a holder that holds Shares as part of a straddle, hedging, constructive sale, conversion or other integrated transaction, or that is required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement;

•
a holder that holds or has held, directly, indirectly or constructively by attribution, more than 5 percent of the Shares;

•
a holder that holds Shares as qualified small business stock for purposes of Sections 1045 or 1202 of the Code;

•
a holder that exercises appraisal rights in the Merger, or received the Shares as compensation, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, or as restricted stock; and

•
a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

In addition, this discussion does not address the corporate or individual alternative minimum tax, the net investment income tax, or any tax considerations under state, local or non-U.S. laws or U.S. federal non-income tax laws.
If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, or other pass-through entity for such purposes holds Shares, the tax treatment of its partners or members generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. Accordingly, partnerships and other pass-through entities for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
This discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders of Shares is for general information only and is not, is not intended to be, and may not be construed as, tax advice to holders of Shares. Because individual circumstances may differ, each holder of Shares is urged to consult his, her, or its own tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Offer and the Merger, including the application of the corporate or individual alternative minimum tax and any U.S. federal, state, local and non-U.S. tax laws.
Tax Consequences to U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
The exchange of a Share for the Offer Price, i.e., the Cash Consideration plus a CVR, pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.
The amount of gain or loss a U.S. Holder recognizes, and the timing and potential character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs. The federal income tax treatment of the CVRs is subject to some uncertainty, because the CVRs are contingent, are not evidenced by any promissory note, and are not assignable, and because the installment method may not be used to report any gain attributable to the receipt of or payments on the CVRs as a result of the fact that the Shares are traded on an established securities market. There is general support in existing legal authorities for treating the receipt of contingent payment rights, such as the CVRs, as a “closed transaction” (discussed below). There is also some support for treating the receipt of the CVRs as an “open transaction” (also discussed below), although certain U.S. Treasury regulations state that the open transaction method is available for contingent payment obligations only in the “rare and extraordinary” cases where the obligation cannot be valued. The parties to the Merger Agreement intend to treat the CVRs received with respect to the Shares pursuant to the Offer or the Merger for all U.S. federal and applicable state and local income tax purposes as part of a “closed transaction.” Specifically, the parties to the Merger Agreement intend to treat, for all U.S. federal, state and local income tax purposes, (i) the CVRs received with respect to the Shares pursuant to the Merger Agreement as additional consideration paid at the Effective Time for the Shares in connection with the Offer or the Merger, as the case maybe, pursuant to the Merger Agreement, and (ii) any Milestone Payments received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs, except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable law. Notwithstanding the above, we cannot express a definitive conclusion as to the U.S. federal income tax treatment of the receipt of the CVRs or the receipt of any payment pursuant to the CVRs. U.S. Holders are urged to consult their own tax advisors regarding the proper method of tax accounting with respect to the CVRs and how to accurately report their income under the closed transaction method or open transaction method, as applicable in their respective case.
Treatment as Closed Transaction.   If the receipt of a CVR is treated as part of a “closed transaction” for U.S. federal income tax purposes, a U.S. Holder will recognize capital gain or loss on the sale of the Shares pursuant to the Offer or the Merger in the year the sale is completed, generally in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of the CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger. No express guidance under current U.S. federal income tax law is available regarding the proper method for determining the fair market value of the CVRs, and U.S. Holders should be aware that the IRS may challenge the fair market value of the CVRs. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. Long-term capital gains recognized by certain non-corporate holders, including individuals, estates, and trusts, are currently subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on a CVR the receipt of which has been reported as a “closed transaction” and, therefore, the character of any gain, income or loss recognized with respect to a payment on a CVR is uncertain. Such payments may be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income, including in part as imputed interest, as described more fully below. The parties to the Merger Agreement intend to treat any payment received by a U.S. Holder in respect of a CVR (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition (or partial disposition) of the applicable CVR by the U.S. Holder. Assuming that this method of reporting is respected by the IRS, a U.S. Holder would recognize gain equal to the difference between the amount of the payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the applicable CVR and, while not entirely free from doubt, it is anticipated that a U.S. Holder would recognize loss to the extent of any remaining basis in the CVRs after the expiration of any right to payments under such U.S. Holder’s CVR. Under the “closed transaction” method of reporting, a U.S. Holder’s adjusted basis in a CVR generally will equal the CVR’s fair market value when the CVR was received pursuant to the Offer or the Merger. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the applicable CVR (or possibly the Share in respect of which such CVR was received) for more than one year at the time of such payment or expiry. The deductibility of capital losses is subject to limitations, as noted above.
Treatment as Open Transaction.   If the receipt of a CVR pursuant to the Offer or the Merger qualifies for the “open transaction” method of accounting for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. Instead, the U.S. Holder will take payments under a CVR into account in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration received in exchange for the Shares. The Cash Consideration and the portion of any payment on a CVR that is not treated as imputed interest will generally be applied first against a U.S. Holder’s adjusted tax basis in the Share with respect to which the CVR was received and any excess thereafter treated as capital gain. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger. A U.S. Holder will recognize capital loss with respect to a Share to the extent that the holder’s adjusted tax basis in such Share exceeds the Cash Consideration plus the payments (other than imputed interest), if any, in respect of the CVR, and a U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holders’ holding period in the Share exceeds one year. As noted above, long-term capital gains recognized by certain non-corporate holders, including individuals, estates, and trusts, are currently subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
Imputed Interest.   If any payment with respect to a CVR is made more than six months after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVR over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include the imputed interest in its taxable income in the taxable year in which the payment is made.
Tax Consequences to Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Shares that is not a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes and that is not a U.S. Holder.
Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), provided that if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate); (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses); or (iii) the Non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our common stock at any time during the five-year period preceding the Offer or the Merger, as applicable, and we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Offer or the Merger or the period that the Non-U.S. Holder held our common stock. We believe that we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Offer or the Merger.
Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on the portion of any such payments treated as imputed interest (as discussed above under “Tax Consequences to U.S. Holders — Imputed Interest” above) or possibly a larger portion of the CVR payment depending on the U.S. federal income tax treatment of the CVRs, unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents.
Information Reporting and Backup Withholding
Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, payments with respect to the CVRs may be subject to information reporting and backup withholding. Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect only the Cash Consideration paid to the U.S. Holder in the Offer or the Merger, and not the fair market value of the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099-B that a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments made to the U.S. Holder (other than imputed interest), and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger, as applicable. As a result, U.S. Holders reporting under the “closed transaction” method should not necessarily rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger, as applicable. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under the “closed transaction” method. On the other hand, tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect both the Cash Consideration paid to the U.S. Holder in the Offer or the Merger and the fair market value of the CVRs. U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.
Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder (i) provides the appropriate documentation (generally, an IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding.
The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax and the amount of any backup withholding will be generally allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is properly and timely furnished by such U.S. Holder to the IRS.
U.S. Holders should consult their own tax advisors to determine their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Foreign Account Tax Compliance Act
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Parent or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs treated as imputed interest and paid to “foreign financial institutions” or “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and information reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances.
Under currently proposed Treasury Regulations, FATCA withholding would no longer apply to payments of gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the possible implications of the FATCA rules on their receipt of, and payments with respect to, the CVRs.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF THE

HOLDER’S PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.
6. Price Range of the Shares; Dividends on the Shares
The Shares are listed and traded on NASDAQ under the symbol “LUMO.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on NASDAQ, based on published financial sources.
	High	Low
Fiscal Year Ended December 31, 2022
First Quarter	$10.27	$6.15
Second Quarter	$10.00	$6.51
Third Quarter	$9.56	$7.35
Fourth Quarter	$9.53	$2.95
Fiscal Year Ending December 31, 2023
First Quarter	$4.40	$3.15
Second Quarter	$4.52	$3.01
Third Quarter	$3.59	$2.63
Fourth Quarter	$4.55	$2.74
Fiscal Year Ending December 31, 2024
First Quarter	$3.30	$2.51
Second Quarter	$3.19	$2.01
Third Quarter	$4.40	$1.37
Fourth Quarter (through October 31, 2024)	$4.58	$3.44
On October 22, 2024, the last full trading day before public announcement of the Merger Agreement, the closing price of Lumos’s common stock was $3.95 per Share. On November 12, 2024, the last full trading day before commencement of the Offer, the closing price of Lumos’s common stock was $4.36 per Share. Stockholders are urged to obtain a current market quotation for the Shares.
As of the fiscal year ending December 31, 2023, Lumos had never declared or paid any cash dividends on its capital stock. The Merger Agreement provides that, from the date of the Merger Agreement until the Merger becomes effective with the Secretary of State of Delaware, Lumos may not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned subsidiary of Lumos to Lumos or to another wholly-owned subsidiary of Lumos). Accordingly, Lumos is not expected to declare or pay any quarterly cash dividends during the pendency of the Merger Agreement or prior to completion of the Offer and the Merger.
7. Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because the Purchaser intends to consummate the Merger as soon as practicable following the acceptance for payment of Shares in the Offer.
NASDAQ Listing.   The Shares are currently listed on NASDAQ. Immediately following the completion of the Merger (which is expected to occur as soon as practicable following the completion of the Offer), the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be DPV Parent. Immediately following the completion of the Merger, we intend and will cause the surviving corporation to delist the Shares from NASDAQ.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the

Exchange Act. Registration of the Shares may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Lumos to its stockholders and would make certain provisions of the Exchange Act no longer applicable to Lumos, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with stockholders’ meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of “affiliates” of Lumos and persons holding “restricted securities” of Lumos to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect Lumos will apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
8. Certain Information Concerning Lumos
Lumos.   Lumos is a Delaware corporation. According to its Quarterly Report on Form 10-Q for the period ended September 30, 2024, Lumos is a clinical-stage biopharmaceutical company engaged in advancing its clinical program and focused on identifying, acquiring, developing, and commercializing novel products and new therapies for people with rare diseases on a global level, for which there is currently a significant unmet need for safe and effective therapies. Lumos is primarily focused on the development of an orally administered small molecule, LUM-201, which is a growth hormone (“GH”) secretagogue, also called ibutamoren, for rare endocrine disorders where injectable recombinant human growth hormone (“rhGH”) is currently approved. LUM-201 is a tablet formulation that will be administered once daily. Lumos announced in October 2024 that it and the FDA were aligned on a final Phase 3 trial design, which will consist of a global, multi-site, double-blinded, placebo-controlled trial with two cohorts randomized 2:1 to 1.6 mg/kg/day oral LUM-201 or daily placebo, each on treatment for 12 months. The single endpoint will be the comparison of LUM-201 AHV to placebo AHV. Lumos believes this trial design significantly reduces risk for its Phase 3 program. This trial will be conducted at approximately 80 global sites and is expected to be initiated in the second quarter of 2025, subject to the closing of the 2024 Merger.
Lumos’s legal name as specified in its certificate of incorporation is Lumos Pharma, Inc. Lumos’s principal executive office is located at 4200 Marathon Blvd #200, Austin, Texas 78756. The telephone number of Lumos at that office is (512) 215-2630. Additionally, Lumos maintains a second facility in Ames, Iowa.
Available Information.   Lumos is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Lumos’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Lumos’ securities, any material interests of such persons in transactions with Lumos, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Lumos’ stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Lumos, who file electronically with the SEC. The address of that site is https://www.sec.gov.
9. Certain Information Concerning DPV, DPV Parent and the Purchaser
DPV, DPV Parent and the Purchaser.   DPV is a Delaware limited liability company. DPV is a venture capital fund that invests in healthcare and life sciences companies focused on the development of drugs, medical devices, and diagnostics. DPV’s principal executive office is located at P.O. Box 4184, Greenwich, CT 06831, Attention: Christopher Uzpen. The telephone number of DPV at such office is (203) 618-5800.
DPV Parent is a Delaware corporation. DPV Parent is a holding company that was formed in 2024 for the sole purpose of acquiring Lumos. Other than in connection with the Merger Agreement or the Offer, since its formation, DPV Parent has not conducted business operations. The sole purpose of DPV Parent is to complete the Offer and the Merger. DPV Parent is a wholly-owned subsidiary of DPV. Until immediately before the time the Purchaser accepts Shares for payment pursuant to the Offer, it is not anticipated that DPV Parent will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. DPV Parent’s legal name as specified in its certificate of incorporation is DPV Parent, Inc. DPV Parent’s principal executive office is located at P.O. Box 4184, Greenwich, CT 06831, Attention: Christopher Uzpen. The telephone number of DPV Parent at such office is (203) 618-5800.
The Purchaser is a Delaware corporation that was formed in 2024 for the sole purpose of acquiring Lumos. Other than in connection with the Merger Agreement or the Offer, since its formation, the Purchaser has not conducted business operations. The sole purpose of the Purchaser is to complete the Offer and the Merger. The Purchaser is a wholly-owned subsidiary of DPV Parent, and DPV Parent is a wholly-owned subsidiary of DPV. Until immediately before the time the Purchaser accepts Shares for payment pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. The Purchaser’s legal name as specified in its certificate of incorporation is DPV MergerSub, Inc. The Purchaser’s principal executive offices are located at P.O. Box 4184, Greenwich, CT 06831, Attention: Christopher Uzpen. The telephone number of the Purchaser at such office is (203) 618-5800.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of DPV, DPV Parent and the Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, none of DPV, DPV Parent, the Purchaser or, to the best knowledge of DPV, DPV Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as described above or in Schedule I hereto, (i) none of DPV, DPV Parent, the Purchaser or, to the best knowledge of DPV, DPV Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of DPV, DPV Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of DPV, DPV Parent, the Purchaser or, to the best knowledge of DPV, DPV Parent and the Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days.
Except as described or summarized in this Offer to Purchase or in Schedule I hereto, none of DPV, DPV Parent, the Purchaser or, to the best knowledge of DPV, DPV Parent and the Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Lumos or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between DPV, DPV Parent or any of their subsidiaries or, to the best knowledge of DPV, DPV Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Lumos or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, DPV, DPV Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC maintains an Internet website that contains the Schedule TO and the exhibits thereto, as well as other information filed electronically with the SEC by DPV, DPV Parent and the Purchaser. The address of that site is https://www.sec.gov.
10. Source and Amount of Funds
Completion of the Offer is not conditioned upon the Purchaser, DPV Parent or DPV obtaining financing. DPV Parent and the Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $38.0 million plus any related transaction fees and expenses. The Purchaser will receive these funds from DPV Parent and/or DPV. DPV Parent and DPV intend to fund amounts required in connection with the Offer and the Merger out of their available cash and cash equivalents on hand. Any Milestone Payments will either be made out of DPV Parent or DPV’s available cash and cash equivalents on hand or from proceeds received by the surviving corporation, DPV Parent or DPV with respect to any of the milestones. No part of the funds is, or is expected, to be borrowed, directly or indirectly, in order to complete the Offer and the Merger.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; and (iv) the funds to pay for all Shares accepted for payment in the Offer may be funded entirely by DPV’s or DPV Parent’s available cash. Payments to be made pursuant to the CVRs, if any, will be made in accordance with the terms of the CVR Agreement. See “Section 13. The Merger Agreement; Other Agreements — CVR Agreement.”
11. Background of the Offer; Past Contacts, Negotiations and Transactions
The following background summarizes the key meetings and events that led to the signing of the Merger Agreement. For a review of Lumos’s activities relating to these contacts, please refer to Lumos’s Schedule 14D-9 being mailed to its stockholders with this Offer to Purchase.
The board of directors of Lumos (the “Lumos Board”), together with the Company’s management team, regularly evaluated the Company’s strategic direction and ongoing business plan, with a view towards strengthening the Company’s business and enhancing stockholder value. This evaluation took into account several factors, including financial, industry, competitive and other considerations. As part of this evaluation, from time to time, the Lumos Board and the Company’s management reviewed a variety of potential strategic alternatives, including the continuation of, and potential improvements to, the Company’s current business plan, with the Company remaining an independent entity; raising the necessary capital to fund clinical trials; and potential acquisitions, business combinations, partnerships, licenses, collaborations and other financial and strategic transactions, including the potential sale of the Company or certain of its assets. Further, the Company regularly engaged in business development outreach around LUM-201, its lead product candidate. As outlined below, the terms of the Merger Agreement are the result of extensive arm’s-length negotiations among the management teams of Lumos and DPV, and their representatives, under the guidance of each company’s management and board of directors.
On October 23, 2023, Ms. Lawley, Dr. McKew, Mr. Schuchart, Mr. Powers, and Dr. Pisit (collectively, with Mr. Hawkins, “Lumos Management”), provided the Lumos Board with an overview of clinical trial data from an interim analysis of the OraGrowtH210 and OraGrowtH212 trials. After reviewing a summary of the data, the Lumos Board and management discussed Lumos’s financing strategy in light of the potential market reaction to the upcoming OraGrowtH210 and OraGrowtH212 data release. On November 1, 2023, the Lumos Board met with Lumos Management and discussed feedback that the Company had received from financial advisors and investment bankers regarding potential equity financing options. After assessing those options, the Lumos Board directed management to continue to evaluate financing alternatives for the Lumos Board to consider.
During November 2023 and December 2023, Lumos Management and their financial advisors continued to engage institutional investors and discuss a potential private investment in public equity (PIPE) transaction with Lumos. Lumos’s PIPE investor outreach efforts put it in touch with a potential institutional investor.

In the middle of December 2023, the potential institutional investor asked Lumos if they could share notes and analyses regarding its potential investment in Lumos with another investment firm, DPV. Ms. Lawley gave the potential institutional investor permission to share its material with DPV and, on January 3, 2024, Lumos entered a confidentiality agreement with DPV.
On January 9, 2024, Dr. Campbell Murray, in his capacity as an advisor to DPV, shared that there may be interest for DPV, and potentially another investor, to take Lumos private at an in-person meeting while attending the 2024 J.P. Morgan Healthcare Conference. During such meeting, Lumos Management detailed the Company’s preference to remain a public company, but encouraged DPV to remain engaged in discussions for a potential PIPE financing.
On January 22, 2024, Mr. Hawkins, Dr. Pitukcheewanont, Ms. Lawley, Ms. Miller and Dr. McKew gave Dr. Murray and Dr. Daniel Yadegar an overview of LUM-201 development’s status.
On February 13, 2024, Lumos Management presented Lumos’s current business operations and financial outlook over videoconference to Mr. Christopher Uzpen, as an authorized person of DPV, Dr. Yadegar, in his capacity as an advisor to DPV, and Dr. Murray.
On February 14, 2024, Dr. Murray, acting on behalf of DPV, met over videoconference with Mr. Hawkins and Ms. Lawley and discussed Lumos’s business strategy and operations, including the planned Phase 3 trial design, LUM-201 development and commercial planning, Lumos’s intellectual property portfolio, and financing considerations. At such meeting, Dr. Murray confirmed DPV’s potential interest in acquiring Lumos and declined to participate in a potential PIPE transaction.
On April 10, 2024, Mr. Hawkins, Dr. McKew, Ms. Lawley, Dr. Pitukcheewanont and Ms. Miller conducted a teleconference with DPV’s representatives, Dr. Murray and Dr. Yadegar, to update them on the end of Phase 2 meeting with the U.S. Food and Drug Administration (“FDA”) and review the planned Phase 3 trial redesign for LUM-201.
On April 26, 2024, Lumos Management met with Dr. Yadegar and Dr. Murray over videoconference to provide an update on the Company’s planned regulatory path toward FDA approval of LUM-201.
On May 3, 2024, Ms. Lawley, Dr. McKew and Mr. Powers met with Dr. Murray, Dr. Yadegar from DPV, along with Tom Hoxie, managing partner of Hoxie & Associates LLC (“Hoxie”), DPV’s outside intellectual property counsel, to discuss Lumos’s intellectual property. That same month, Hoxie conducted due diligence on Lumos’s patent filings and patent applications.
On May 9, 2024, Mr. Hawkins, Dr. McKew, Ms. Lawley and Ms. Miller met over videoconference with DPV’s representatives Dr. Murray, Dr. Yadegar and Mr. Uzpen to discuss projected costs related to future development plans involving LUM-201. On the same day, Dr. Murray met over videoconference with Ms. Lawley and Mr. Schuchart to review data and assumptions driving unmet needs in which LUM-201 may be applied.
On May 14, 2024, Dr. McKew, Mr. Schuchart, Ms. Lawley and Ms. Miller met with DPV’s representatives Dr. Murray, Dr. Yadegar and Mr. Uzpen to discuss, among other things, Lumos’s proposed use of investment capital, development plans for LUM-201 in indications other than PGHD, and LUM-201 commercial projections for such additional indications.
On May 24, 2024, Mr. Hawkins, Dr. McKew, and Ms. Lawley met over videoconference with Mr. Uzpen, Mr. Pablo Garrido and Dr. Murray to discuss DPV’s interest in pursuing a transaction to acquire Lumos and further develop LUM-201.
After continued discussions amongst the parties and finalization of its model, Mr. Uzpen sent Mr. Hawkins and Ms. Lawley a letter of intent, dated May 26, 2024, pursuant to which DPV proposed, among other things, to acquire 100% of Lumos’s outstanding common stock for $2.83 per share in cash (the “May Proposal”).
On May 28, 2024, Mr. Hawkins, Ms. Lawley and Mr. Powers met with Mr. Uzpen, Dr. Murray and Dr. Yadegar to discuss the May Proposal and Lumos Management’s preliminary evaluation thereof, including their intention to present the May Proposal to the Lumos Board.

On June 3, 2024, Mr. Hawkins, Dr. McKew and Ms. Lawley met in person, at the Sauciety Restaurant in the Westin Boston Seaport in Boston, Massachusetts, with Mr. Uzpen and Dr. Murray to discuss the Lumos Board’s evaluation of the May Proposal. During this meeting, Mr. Hawkins indicated Lumos would not enter into the May Proposal, as it was not in the best interests of Lumos or its stockholders at such time since it did not accurately represent the value of the Company, and would instead continue to evaluate alternatives, including among others, a PIPE transaction or a strategic process to gauge interest among other parties in a merger, sale or acquisition transaction involving Lumos.
On June 21, 2024, Mr. Hawkins and Ms. Lawley met over videoconference with Dr. Murray to detail the Lumos Board’s decision and instruction for Lumos Management to pursue a PIPE financing and Dr. Murray confirmed that participating in such financing was not of interest to DPV.
On August 21, 2024 and after discussions with a potential acquirer ended, Lumos submitted a counteroffer to DPV’s May Proposal. The revised letter of intent increased the price to acquire 100% of Lumos’s common stock to $53 million (or $6.00 per Share, assuming an estimated 8.84 million Shares outstanding) in aggregate equity value upfront and included contingent value rights, or “CVRs” that would provide Lumos stockholders with additional value if the Company achieved certain milestones after closing of the proposed acquisition.
On August 23, 2024, Mr. Uzpen responded with a revised letter of intent for a potential merger or acquisition with Lumos for $30 million in aggregate equity value upfront, plus one CVR per share. This approximated $3.39 per Share assuming an estimated 8.84 million shares outstanding.
During the last two weeks of August 2024, DPV and Lumos continued to negotiate the letter of intent’s financial and legal provisions, including CVR milestone events for certain transactions entered after closing of the proposed acquisition, as well as the terms of a potential loan to fund Lumos’s operating expenses that it expected to incur between the signing of a definitive agreement and the closing of the contemplated transaction.
On September 3, 2024, Mr. Uzpen and Dr. Murray met with Dr. McKew, Ms. Lawley and Mr. Schuchart over teleconference. The parties discussed operational plans following a potential acquisition. Lumos management updated DPV on its then current cash forecast and product development timelines. Throughout the following weeks, DPV and Lumos continued to negotiate the financial and legal details of a potential acquisition, including the acquisition price per share, the liquidated damages payable by Lumos if it breached the exclusivity provisions contained in the letter of intent and a requirement for DPV to cause the acquired company to use commercially reasonable efforts to develop and exploit LUM-201 for the purpose of achieving CVR milestones.
On September 16, 2024, representatives of Piper Sandler & Co., financial advisor to Lumos (“Piper Sandler”), met with representatives of DPV and discussed Lumos’s valuation and financing provisions in the letter of intent.
On September 16, 2024, DPV’s legal counsel, Foley & Lardner LLP (“Foley & Lardner”), also provided the Company with a due diligence request list, and Lumos opened additional sections of its virtual data room to DPV, which included, among other things, certain information related to employee benefits, corporate organization documents, and governmental regulation matters.
On September 17, 2024, after consulting with Lumos management, representatives of Piper Sandler sent DPV an updated letter of intent, which contemplated, among other things, (i) an offer by DPV to purchase all of the outstanding shares of common stock of Lumos for (a) $4.25 per share and (b) one CVR per share, representing the right to receive additional cash consideration of (A) up to $4.50 per CVR in the aggregate upon the achievement of certain annual global net sales milestones (the “Net Sales Milestones”) before December 31, 2037, (B) up to $2.00 per CVR for each change-of-control transaction involving Lumos or all or substantially all of its assets occurring within 18 months of the closing of the merger and (C) up to 25% of certain transaction proceeds, after certain deductions and net of tax, distributed pro rata among the CVR holders for certain transactions involving Lumos’s assets in the cardiometabolic field or, excluding LUM-201, in any field occurring within 18 months of the closing of the merger (the “Transaction Milestones”), (ii) a loan of up to $7.5 million to fund certain of Lumos’s operating expenses relating to its clinical trials for LUM-201 during the interim period, bearing interest at an annual rate of 15% and secured by a first priority security interest in all of Lumos’s assets, (iii) a termination fee payable by the Company to DPV of 4% of the aggregate upfront cash consideration plus any amounts owed under the interim financing loan if the Company terminates the merger agreement to accept a superior offer, (iv) the execution of customary voting agreements by all directors and officers of Lumos and their affiliates and (v) a 30-day exclusivity period.
On September 17, 2024, Mr. Uzpen provided an executed letter of intent to Piper Sandler with the expiration of such letter of intent to expire at 5:00 p.m. Eastern Time on September 18, 2024.
On September 18, 2024, and after 5 p.m. Eastern Time, the Lumos Board approved the transaction as outlined in the letter of intent signed by DPV.
On September 19, 2024, Lumos and DPV executed a letter of intent with a revised expiration period.
On September 20, 2024, DPV management had a teleconference with representatives of Piper Sandler whereby the parties discussed the possible structure for the merger, including whether the transaction should be structured as a tender offer pursuant to Section 251(h) of the DGCL as compared to a merger whereby Lumos would first be required to hold a special meeting for its stockholders to approve the transaction.
On September 27, 2024, Foley & Lardner sent an initial draft merger agreement to Cooley LLP, outside legal counsel to Lumos (“Cooley”). The draft merger agreement proposed, among other things, (i) a tender offer by Purchaser, an indirect, wholly owned subsidiary of DPV, to purchase all of the outstanding shares of common stock of Lumos for the consideration set forth in the letter of intent, (ii) the acceleration of all restricted stock units and in-the-money stock options for the same consideration payable in the tender offer, with performance-based stock option treatment under consideration, (iii) the cancellation of all out-of-the-money options for no consideration, (iv) a termination fee payable by the Company to Parent of 4% of the aggregate upfront cash consideration plus any amounts owed under the interim financing loan if the Company terminates the merger agreement to accept a superior offer, Parent terminates the merger agreement due to a default under the clinical trial funding agreement and in certain other circumstances, (v) certain closing conditions, such as a minimum number of Lumos shares tendered in connection with the offer, the absence of a material adverse effect related to Lumos’s business and the number of dissenting shares not representing more than 10% of the Company’s outstanding shares, (vi) the requirement that certain stockholders who hold large blocks of shares also deliver tender and support agreements in addition to all of the Company’s directors and executive officers and their respective affiliates and (vii) certain non-solicitation obligations, subject to certain fiduciary outs by the Company. Also, on September 27, Foley & Lardner sent supplemental due diligence requests to representatives of Piper Sandler, who forwarded them to Lumos management.
On September 28, 2024, Cooley sent an initial draft of the contingent value rights agreement to Foley & Lardner, which proposed terms materially consistent with the letter of intent other than a proposal to remove the netting of taxes from the calculation of the Transaction Milestones amounts due to the complexity involved in calculating such amounts. On October 4, 2024, Foley & Lardner sent Cooley a revised draft of the contingent value rights agreement, which, the parties continued to negotiate through October 21, 2024, including with respect to the calculation of the Transaction Milestone amounts and the calculation of the Net Sales Milestones amounts.
On September 30, 2024, Foley & Lardner sent an initial draft of the tender and support agreement to Cooley. On October 2, 2024, Cooley sent Foley & Lardner a revised draft of the tender and support agreement, which the parties continued to negotiate through October 7, 2024, including with respect to the representations and warranties of the parties thereto, the covenants of Lumos’s directors, executive officers and affiliates party thereto and the termination provisions.
On October 5, 2024, Foley & Lardner sent Cooley an initial draft of the clinical trial funding agreement which proposed, among other things, a maximum loan of $7.5 million to be advanced directly to third parties for the payment of certain clinical trial expenses of Lumos for LUM-201, a 15% interest rate per annum, a first priority security interest in all of Lumos’s assets, other than certain customary exclusions, customary representations and warranties, the definition of material adverse event, customary covenants of the Company and certain events of default including the failure to make requirement payments to DPV, any representation or warranty of the Company being incorrect in any material respect, a breach by the Company of its covenants thereunder, certain bankruptcy and insolvency events and the occurrence of a material adverse event. On October 9, 2024, Cooley sent Foley & Lardner a revised draft of the clinical trial funding agreement, which the parties continued to negotiate through October 20, 2024, including with respect to the advancement of funds thereunder, the definitions of material adverse event, permitted liens and permitted indebtedness, and the events of default thereunder.
On October 7, 2024, Cooley sent Foley & Lardner a revised draft of the merger agreement, which proposed, among other things, that (i) all performance-based stock options would be accelerated in full, (ii) out-of-the-money stock options would receive compensation to the extent that the cash payment of $4.25 per share plus any cash payments made pursuant to the CVR exceeded the exercise price per share of such option, (iii) the termination of the merger agreement due to a default under the clinical trial funding agreement would not be a termination event under the merger agreement and would not entitle Parent to a termination fee, (iv) there would be no dissenting shares condition to closing the transaction, (v) the Company would not be required to obtain tender and support agreements from significant stockholders who are not affiliated with its directors and officers and (vi) the Lumos Board could change its recommendation if a change in circumstance occurred.
On October 8, 2024, Cooley sent Foley & Lardner an initial draft of the Company disclosure letter, which the parties continued to negotiate through October 21, 2024.
On October 11, 2024, Foley & Lardner sent Cooley a revised draft of the merger agreement, which, among other things, reverted to DPV’s initial positions on the dissenting shares condition, except the threshold was further reduced to 5% of the Company’s outstanding common stock and requiring that a termination fee be paid to Parent if the merger agreement was terminated due to a default under the clinical trial funding agreement, also proposed that performance-based stock options be accelerated assuming the target performance conditions were met based on the default position set forth in Lumos’s equity plans and clarifying that payments to out-of-the-money option holders after five years would require such holders to remain employed.
On October 16, 2024, Cooley sent Foley & Lardner a revised draft of the merger agreement which proposed, among other things, that no termination of the merger agreement would be available and no termination fee would be payable to Parent if the merger agreement was terminated due to a default under the clinical trial funding agreement, removing the dissenting share condition, accelerating performance-based stock options at the maximum level of performance conditions and removing the condition that out-of-the-money option holders remain employed after five years to receive payments.
On October 16, 2024, the Compensation Committee of the Lumos Board met via videoconference and approved recommending that the Lumos Board approve certain annual bonuses for the year ended December 31, 2024 in an aggregate amount of $2.8 million to executive officers and other employees of the Company to paid immediately prior to closing the merger.
On October 18, 2024, Foley & Lardner sent Cooley a revised draft of the merger agreement, which proposed, among other things, including the dissenting shares condition at the 10% threshold, allowing Parent to terminate the merger agreement for a default under the clinical trial funding agreement relating to the use of proceeds therefrom, however no termination fee would be paid to Parent in connection with such termination, accelerating the performance-based stock options assuming the target level of performance conditions were met and keeping the treatment of out-of-the-money option holders subject to further review.
On October 18, 2024, the Lumos Board held a meeting whereby the Lumos Board, among other things, approved the 2024 annual bonuses of up to $2.8 million to executive officers and other employees of the Company to paid immediately prior to closing the merger, as recommended by the Compensation Committee of the Lumos Board.
Later that same day, Mr. Hawkins, Ms., Lawley and Mr. Powers held a teleconference with Mr. Uzpen and Dr. Murray to evaluate the financial impact of accelerating performance-based stock options at the maximum level of performance versus an acceleration schedule based on meeting the target performance conditions.

Later that evening, Cooley sent Foley & Lardner a revised draft of the merger agreement, which proposed, among other things, that out-of-the-money options would be cancelled for no consideration in exchange for an agreement on the tax treatment of certain payments to equity award holders in connection with the transaction, that the dissenting share condition threshold be increased to 15% and that performance-based stock options would be accelerated at the maximum level of performance.
On October 19, 2024, Cooley sent to Foley & Lardner a revised draft of the Company disclosure letter, which included the 2024 annual bonuses approved by the Lumos Board.
On October 20, 2024, Foley & Lardner sent to Cooley a revised draft of the merger agreement, which, among other things, clarified the tax treatment of certain payments to equity award holders in connection with the transaction and decreased the dissenting shares condition to the 10% threshold.
On October 21, 2024, Cooley and Foley & Lardner exchanged revised drafts of the merger agreement, contingent value rights agreement and the Company disclosure letter with minor edits in an effort to finalize the documents. Following the approval of the Transactions by the Lumos Board, DPV’s management team and Lumos’s management team met via videoconference to discuss the 2024 annual bonuses approved by the Lumos Board at the meeting held on October 18, 2024 and whereby DPV expressed concern regarding the 2024 annual bonuses given such bonuses were based, in part, on a period in which the performance of Lumos had not yet been completed and that such a determination would be more fairly determined after the completion of Lumos’s fiscal year which ends on December 31, 2024. DPV indicated that they would be agreeable to proceeding either where (a) everyone would receive a bonus equal to 80% of their target or (b) the normal bonus process would occur following the end of the fiscal year and for only those employees (not including senior management) who were terminated by the Company after the merger, such employees would receive a bonus equal to 80% of their target.
On the morning of October 22, 2024, Lumos notified DPV that they would proceed with the review of bonuses for the 2024 year ended December 31, 2024 taking place at their regularly scheduled time and process and that any terminated employee (other than senior management) would receive 80% of their target bonus. Following this indication, the Lumos Board, acting by unanimous written consent, approved the rescission of the previously approved 2024 annual bonuses.
Later that afternoon, on October 22, 2024, the Company, Parent and Purchaser executed and delivered the Merger Agreement (which included as an exhibit the form of the CVR Agreement) and the CTF Agreement and the Company delivered Tender and Support Agreements from each of its directors, executive officers and their respective affiliates.
Before the opening of trading of the U.S. stock markets on October 23, 2024, the Company issued a press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Purchaser to acquire all of the outstanding Shares at the Offer Price.
On November 13, 2024, Purchaser commenced the Offer.
12. Purpose of the Offer; Plans for Lumos; Other Matters
Purpose of the Offer.   The purpose of the Offer is to enable DPV, DPV Parent and the Purchaser to acquire control of, and would be the first step in DPV Parent’s acquisition of the entire equity interest in, Lumos. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The Merger will be effected pursuant to Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Merger will become effective as soon as practicable following the completion of the Offer without a vote of Lumos’s stockholders in accordance with Section 251(h) of the DGCL.
If the Merger is completed, DPV Parent will own 100% of the equity interests in Lumos and will be entitled to all of the benefits resulting from those interests. These benefits include complete control of Lumos and entitlement to any future increase in its value. Similarly, DPV Parent will also bear the risk of any losses incurred in the operation of Lumos and any future decrease in the value of Lumos. At the effective time of the Merger, the directors of the Purchaser, as set forth in Schedule I hereto, will become the directors of Lumos, and will hold office until their respective successors have been elected, designated or qualified in accordance with the certificate of incorporation and bylaws of the surviving corporation.
Lumos stockholders who sell their Shares in the Offer will cease to have any equity interest in Lumos and the right to participate in any future growth in Lumos. If the Merger is completed, the current stockholders of Lumos will no longer have an equity interest in Lumos and instead will have only the right to receive the Offer Price, or to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13 — “The Merger Agreement; Other Agreements.” Similarly, the current stockholders of Lumos will not bear the risk of any future decrease in the value of Lumos after selling their Shares in the Offer or completion of the Merger.
Plans for Lumos.   Except as disclosed in this paragraph of this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Lumos, the disposition of securities of Lumos, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Lumos or its subsidiaries, or the sale or transfer of a material amount of assets of Lumos or its subsidiaries. After completion of the Offer and the Merger, Lumos will be a wholly-owned subsidiary of DPV Parent. We expect to operate Lumos and its facilities generally in accordance with its existing business plans, using the best capabilities of Lumos and DPV to optimize operations, including making investments where appropriate and to adhere to the requirements set forth in the CVR Agreement after the Merger Closing. DPV expects to continue to evaluate the business and operations of Lumos during the pendency of the Offer and after the completion of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, including running the business and operations of Lumos as a wholly-owned subsidiary, as of and following the effective time of the Merger. We cannot speculate on future activities, and subject to the requirements set forth in the CVR Agreement, we reserve the right to change our plans and intentions at any time, as we deem appropriate.
Going Private Transactions.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions. Rule 13e-3 will not be applicable to the Merger because the Merger will be effected as soon as practicable following completion of the Offer without a vote of the stockholders of Lumos in accordance with Section 251(h) of the DGCL and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Lumos and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.
Appraisal Rights.   Holders of the Shares do not have the right to appraisal in connection with the Offer. However, if the Merger is completed, holders of the Shares who do not tender their Shares in the Offer and continue to hold their Shares immediately before the effective time of the Merger, who have properly made a demand for appraisal and who comply with the applicable procedures in Section 262 of the DGCL, will be entitled to a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any, in lieu of receiving the Offer Price for their Shares. The value so determined could be more or less than the Offer Price.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to the right to appraisal of the approval of the merger and that the right to appraisal is available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. Lumos’s Schedule 14D-9 will constitute the formal notice of the right to appraisal under Section 262 of the DGCL. Any holder of Shares who wishes to properly demand appraisal of his, her or its Shares or who wishes to preserve his, her or its right to do so, should carefully review the discussion of procedures required to be followed to demand and perfect the right to appraisal under Section 262 of the DGCL in the Schedule 14D-9 as well as the provisions of Section 262 of the DGCL, because failure to timely and properly comply with the procedures specified will result in the loss of the right to appraisal under the DGCL.

The foregoing summary of the right to appraisal by holders of Shares in the Merger under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to demand and perfect the right of appraisal available under the DGCL in connection with the Merger and is qualified in its entirety by reference to the “Appraisal Rights” section contained in the Schedule 14D-9 and to Section 262 of the DGCL, a copy of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The perfection of the right to appraisal requires strict adherence to the applicable provisions of the DGCL. If the Merger occurs and a stockholder withdraws or loses his or her right to appraisal, such holder will only be entitled to receive the Offer Price.
13. The Merger Agreement; Other Agreements
Merger Agreement
The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Lumos.” The forgoing does not purport to be a complete description of the Merger Agreement and the transactions described therein. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.
The Offer.   The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable (and in no event later than the twentieth business day after the date of the Merger Agreement), and that, subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by the Purchaser or DPV Parent, of the other conditions that are described in Section 14 — “Conditions of the Offer,” the Purchaser will, as soon as practicable after the expiration of the Offer, accept for payment (such time, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer.
Subject to the terms of the Merger Agreement, DPV Parent and the Purchaser may, at any time and from time to time before the Expiration Date, increase the Offer Price, waive any condition to the Offer or modify any of the other terms or conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that, unless otherwise provided in the Merger Agreement, DPV Parent and the Purchaser may not, without the consent of Lumos: (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Shares subject to the Offer, (iv) add to the Offer conditions, (v) waive or change the Minimum Condition, (vi) impose conditions to the Purchaser’s obligation to consummate the Offer in addition to the conditions described in Section 14 — “Conditions of the Offer,” (vii) except as required or permitted by the Merger Agreement, terminate the Offer or accelerate, extend or otherwise change the Expiration Date of the Offer, (viii) amend or modify any condition to the Offer or any term of the Offer in a manner that is, or would reasonably be expected to be, adverse to the holders of the Shares, or that would reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impede the ability of DPV Parent or the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (ix) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.
The Merger Agreement provides that the Purchaser will extend the expiration of the Offer:
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if on the applicable expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived, the Purchaser must extend the Offer for successive periods of up to ten (10) business days each to permit the satisfaction of the conditions, except that the Purchaser is not required to extend the Offer beyond the Outside Date, provided, that, Purchaser shall not extend the Offer beyond the Outside Date within the prior written consent of Lumos; and

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for the minimum period or periods required by applicable law, interpretation or position of the SEC or NASDAQ.

The Purchaser has agreed that it will not terminate or withdraw the Offer prior to any scheduled Expiration Date without the written consent of Lumos, except if the Merger Agreement has been terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then the Purchaser is required to promptly (and in any event within twenty-four hours) terminate the Offer.
The Merger.   The Merger Agreement provides that the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, and at the Effective Time of the Merger:
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the Purchaser will be merged with and into Lumos;

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Lumos will continue as the surviving corporation in the Merger (which we refer to as the “surviving corporation”) and a wholly-owned subsidiary of DPV Parent;

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the parties will take all necessary and appropriate action to cause the Merger to become effective without a meeting of stockholders of Lumos, in accordance with Section 251(h) of the DGCL; and

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all property, rights, privileges, powers and franchises of Lumos and the Purchaser will vest in the surviving corporation and all debts, liabilities and duties of Lumos and the Purchaser will become debts, liabilities and duties of the surviving corporation.

Effective Time.   The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as the Purchaser and Lumos shall agree in writing and specify in the Certificate of Merger (the “Effective Time”). At the Effective Time, the certificate of incorporation and bylaws of Lumos will be amended so that such instruments read in their entirety the same as the certificate of incorporation and bylaws of the Purchaser as in effect immediately prior to the Effective Time and, as so amended, will be the certificate of the incorporation and bylaws of the surviving corporation. The officers of Lumos immediately prior to the Effective Time will be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of the Purchaser immediately prior to the Effective Time will be the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any further action on the part of Lumos, DPV Parent or the Purchaser:
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each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled as specified in the third bullet point below and Shares that properly seek appraisal under applicable law) will be converted automatically into the right to receive the Merger Consideration (which is the same as the Offer Price), less any withholding of taxes required by applicable law;

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all Shares will cease to be outstanding and will be automatically canceled and retired and will cease to exist;

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any Shares held in the treasury of Lumos or owned, directly or indirectly, by DPV Parent or the Purchaser immediately prior to the Effective Time will be automatically canceled and will cease to exist, and no consideration will be delivered in exchange therefor; and

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each issued and outstanding share of common stock of the Purchaser immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the surviving corporation.

Stock Options and Restricted Stock Units.
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As of immediately prior to the Effective Time, each Lumos Stock Option, whether subject to service-based vesting conditions or performance-based vesting conditions, will become immediately vested and exercisable in full, and, if applicable, as if such service-based vesting conditions had been achieved and, in the case of performance-based vesting conditions, as if such performance-based vesting conditions had been achieved at the maximum level of achievement. At the Effective Time, (A) each In-the-Money-Option that is then outstanding will be cancelled and the holder of such cancelled

In-the-Money Option will be entitled to receive (1) an amount in cash, without interest and subject to applicable tax withholding, equal to the product of (x) the total number of Shares underlying such In-the-Money Option multiplied by (y) the excess of the Cash Consideration over the applicable exercise price per share under such In-the-Money Option and (2) one CVR for each Share underlying such In-the-Money Option and (B) each Out-of-the-Money Option will be cancelled without any cash payment or issuance of a CVR being made in respect thereof.
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At the Effective Time, each Restricted Stock Unit, whether vested or unvested, that is then outstanding will be cancelled and the holder thereof will be entitled to receive (A) an amount in cash without interest, less any applicable tax withholding, equal to the product of (1) the Cash Consideration and (2) the number of Shares subject to the Restricted Stock Unit and (B) one CVR for each Share underlying such Restricted Stock Unit.

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As soon as reasonably practicable after the Effective Time (but in no event than the later of five business days or the second payroll after the Effective Time), the surviving corporation will pay the applicable Stock Option Cash Consideration and RSU Cash Consideration through the surviving corporation’s payroll system or other appropriate account.

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The parties intend to treat, for all U.S. federal and applicable state and local income tax purposes, all payments to Lumos Stock Option holders and holders of Restricted Stock units (including, without limitation, payments in respect of CVRs issued to such holders) as complying with or satisfying an exemption from Section 409A of the Code.

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As of the Effective Time, all Lumos equity plans will be terminated and no further Shares, Lumos Stock Option, Restricted Stock Units, or other rights with respect to Shares will be granted thereunder.

Representations and Warranties.   The Merger Agreement contains representations and warranties made by Lumos to DPV Parent and the Purchaser and representations and warranties made by DPV Parent and the Purchaser to Lumos. The assertions embodied in the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties not set forth in the Merger Agreement. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.
In the Merger Agreement, Lumos has made customary representations and warranties to DPV Parent and the Purchaser with respect to, among other things:
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corporate matters related to Lumos and its subsidiaries, such as organization, qualification, power and authority;

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its capitalization;

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ownership of subsidiaries;

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the validity of the Merger Agreement, including approval by Lumos’s board of directors;

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required consents and approvals, and the absence of violations of laws or orders, governance documents or agreements, in connection with the Offer and the Merger;

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required filings in connection with the Offer and the Merger;

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financial statements and public SEC filings;

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internal controls and compliance matters;

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undisclosed liabilities;

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the information included in this Offer to Purchase and the Schedule 14D-9;

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absence of certain changes between December 31, 2023 and the date of the Merger Agreement, including the absence of a Material Adverse Effect (as defined below);

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litigation;

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compliance with laws and orders;

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employee benefit plans, ERISA matters and certain related matters;

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possession of and compliance with permits and licenses;

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labor matters;

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employee matters;

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environmental matters;

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tax matters;

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contracts and compliance with contracts;

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insurance;

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real property matters;

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intellectual property;

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applicability of anti-takeover statutes;

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Section 251(h) of the DGCL;

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applicability of rights agreements;

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affiliate transactions;

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compliance with the Foreign Corrupt Practices Act;

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brokers’ fees and expenses;

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compliance with export control and economic sanctions laws;

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government contracts;

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health care regulatory matters;

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data privacy and security; and

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the opinion of its financial advisor.

Material Adverse Effect.   Some of the representations and warranties in the Merger Agreement made by Lumos are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, change, circumstance, occurrence or effect that would have a material adverse effect (a) on the assets (taken as a whole), business, financial condition or results of operations of Lumos and its subsidiaries, taken as a whole or (b) that would prevent or delay beyond the Outside Date, Lumos’s ability to perform its obligations under the Merger Agreement necessary to consummate the Offer and the Merger. The definition of “Material Adverse Effect” excludes any event, change, circumstance, occurrence or effect arising out of, attributable to or resulting from, alone or in combination:
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changes in general economic, financial market, business or geopolitical conditions;

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general changes or developments in any of the industries in which Lumos or its subsidiaries operate;

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epidemic, pandemic, disease outbreak or other public health-related event, natural disasters or calamities;

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changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof;

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any change in the price or trading volume of Lumos’s stock, in and of itself;

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any failure by Lumos to meet any published analyst estimates or expectations of Lumos’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Lumos to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

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any outbreak or escalation of hostilities, any acts of war, cyber terrorism, cyber-attacks, cyber intrusion, or terrorism or any other national or international calamity, crisis or emergency;

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the announcement or pendency of the Merger Agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Merger Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Lumos and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein, subject to certain exceptions;

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any action taken by Lumos, or which Lumos causes to be taken by any of its subsidiaries, in each case, which is required or expressly contemplated by the Merger Agreement, subject to certain exceptions; and

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any actions taken (or omitted to be taken) at the request of DPV Parent.

The exceptions from the definition of “Material Adverse Effect” set forth in bullets 1 through 4 and 7 above shall not apply to the extent such change materially disproportionately impacts Lumos and its subsidiaries taken as a whole, as compared to other businesses engaging principally in the industry in which Lumos or its subsidiaries operate (provided that (i) with respect to the exception set forth in bullet 3, such disproportionality shall be considered only to the extent that the economic damages suffered by Lumos and its subsidiaries as a result of such natural disaster or calamity are not covered in all material respects by insurance, and (ii) with respect to the exception set forth in bullet 7, such disproportionality shall be considered only to the extent that the economic damages suffered by Lumos and its subsidiaries as a result of such outbreak or escalation of hostilities, acts of war, cyber terrorism, cyber-attacks, cyber intrusion, or terrorism or other national or international calamity, crisis or emergency are not covered in all material respects by insurance).
In the Merger Agreement, DPV Parent and the Purchaser have made customary representations and warranties to Lumos with respect to, among other things:
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corporate matters related to DPV, DPV Parent and the Purchaser, such as organization, qualification, power and authority;

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the validity of the Merger Agreement, the CVR Agreement and the transactions contemplated therein, including adoption by DPV Parent’s and the Purchaser’s boards of directors;

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required consents and approvals, and no violations of laws or orders, governance documents or agreements, in connection with the Offer, the Merger and the CVR Agreement;

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required filings in connection with the Offer, the Merger and the CVR Agreement;

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the information included in this Offer to Purchase and the Schedule TO;

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brokers;

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the Purchaser’s formation;

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litigation;

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financing; and

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that neither DPV, DPV Parent nor the Purchaser is an “interested stockholder” under Section 203 of the DGCL and that none of DPV, Parent nor any of their respective subsidiaries is a party to any agreement or arrangement that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

Covenants Relating to Conduct of Business.   Subject to certain exceptions, from the date of the Merger Agreement until the Effective Time or termination of the Merger Agreement, Lumos agreed to, and to cause its subsidiaries to, conduct in all material respects its business in the ordinary course of business consistent with past practice, to use commercially reasonable efforts to preserve substantially intact its business organization and to use commercially reasonable efforts to preserve its present relationships with customers, suppliers and other persons with which it has material business relations.
Subject to certain exceptions, from the date of the Merger Agreement until the Effective Time or termination of the Merger Agreement, Lumos will not, and will not permit its subsidiaries to, among other things:
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amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

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issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any person any right to acquire any shares of its capital stock, in each case, or securities convertible into or exchangeable for shares of its capital stock, other than (i) pursuant to the exercise of options or settlement of restricted stock units outstanding as of the date of the Merger Agreement, (ii) the issuance and purchase of purchased rights under Lumos’s employee stock purchase plan as of the date of the Merger Agreement, each in accordance with the terms of the Merger Agreement;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of Lumos (except in connection with withholding to satisfy the exercise price or tax obligations with respect to Lumos equity awards outstanding as of the date hereof or repurchases or reacquisitions of shares of capital stock or shares of capital stock issued upon the exercise or vesting of Lumos equity awards outstanding as of the date of the Merger Agreement pursuant to Lumos’s requirement to purchase or reacquire such shares or capital stock), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

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acquire, directly or indirectly, any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice, or pursuant to contracts in effect on the date of the Merger Agreement;

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sell, lease or otherwise dispose of, or create or incur any lien on any material assets or properties other than pursuant to contracts in effect on the date of the Merger Agreement;

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other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any material contract, provided, that Lumos may not enter into any license agreement involving LUM-201 unless it is deemed to be a “standard contract” as defined in the Merger Agreement;

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authorize any material new capital expenditures, other than in the ordinary course of business consistent with past practice and in an aggregate amount not greater than $50,000;

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make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of Lumos);

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incur any indebtedness, except for permitted indebtedness;

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issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person other than a guaranty by Lumos on behalf of its wholly-owned subsidiaries, except for permitted indebtedness;

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except as required by law or required by an agreement in effect on the date of the Merger Agreement, increase the compensation or benefits of any director, officer or employee of Lumos or its subsidiaries, amend, modify or adopt any compensation or benefit plan or arrangement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees, officers or directors, accelerate the vesting of, or the lapsing of restrictions with respect to, any company stock options or restricted stock units or enter into any new, or amend in any material respect any existing, employment, severance, retention or change in control agreement or plan with or for the benefit of any past or present officers or employees, in each case, except to the extent required by any arrangement in effect as of the date of the Merger

Agreement or in the ordinary course of business consistent with past practice associated with a promotion or material increase in responsibilities;
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implement or adopt any material change in its accounting principles, practices or methods, except as may be required by GAAP, the rules or policies of the Public Accounting Oversight Board or applicable laws;

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compromise, settle or agree to settle any action, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment by Lumos or any of its subsidiaries of money damages not in excess of $50,000 in the aggregate;

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change any material tax election, file any amended material tax return, enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (or any corresponding or similar provision of state, local or foreign tax law) with respect to any material taxes, settle any material tax claim or assessment relating to Lumos or any subsidiary, surrender any right to claim a refund of taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement (other than customary tax indemnities and similar obligations contained in credit or other commercial contracts), or consent to any extension or waiver of the limitation period applicable to any material tax claim or material tax assessment relating to Lumos or any subsidiary;

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adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

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change its fiscal year;

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enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in a material respect, the operations of Lumos or any of its subsidiaries;

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enter into any new line of business outside of its existing business;

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enter into any new lease or amend the terms of any existing lease of real property, other than an annual renewal of an existing lease in the ordinary course of business consistent with practice which does not result, individually or in the aggregate, in an increase in annual expenditures of Lumos by an amount greater than $100,000;

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convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of Lumos other than, to the extent required by an order of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of Lumos’s auditors and other routine matters;

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except as permitted by the Merger Agreement in connection with the proposed transaction, take any action to exempt any person from, or make any acquisition of securities of Lumos by any person not subject to, any state takeover statute or similar statute or regulation that applies to Lumos with respect to an Acquisition Proposal or otherwise; or

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agree to take any of the foregoing actions.

Covenants Relating to the Conduct of DPV Parent and the Purchaser.   From and after the date of the Merger Agreement until the earliest to occur of the Effective Time or the termination of the Merger Agreement, each of DPV Parent and the Purchaser will not, directly or indirectly, and will not permit any of their respective subsidiaries to, take, or agree or commit to take, any willful action or willfully refrain from taking any action, which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated thereby.
Access to Information; Confidentiality.   Until the Effective Time or the earlier termination of the Merger Agreement, Lumos agreed to, and to use its reasonable best efforts to cause its subsidiaries, officers, directors and representatives to, upon reasonable prior notice, afford to DPV Parent and its representatives reasonable access during normal business hours to its officers, employees, properties, offices, other facilities and books and records, and to furnish DPV Parent and its representatives with all financial, operating and other data and information as DPV Parent reasonably requests in writing. Information obtained by

DPV Parent and the Purchaser pursuant to this provision of the Merger Agreement is subject to the Confidentiality Agreements described below under “— Confidentiality Agreements.”
Reasonable Best Efforts.   Each of Lumos, DPV Parent and the Purchaser generally agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with each other party in order to do, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including (i) making all necessary filings, registrations and other submissions (if any) and give all notices (if any) required to be made in connection with the transactions contemplated by the Merger Agreement, (ii) using reasonable best efforts to obtain all necessary and advisable actions or non-actions, waivers and consents (if any) by such party in connection with the transactions contemplated by the Merger Agreement for such contract to remain in full force and effect, (iii) using reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement and (iv) using reasonable best efforts to satisfy the conditions required to be completed prior to the consummation of the transactions contemplated by the Merger Agreement.
Acquisition Proposals; Recommendation.   Lumos agreed that it, its subsidiaries and its officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by Lumos or any of its subsidiaries (collectively, “Representatives”), will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons that were ongoing as of the date of the Merger Agreement with respect to an Acquisition Proposal (as defined below).
Subject to certain qualifications and exceptions outlined below, from the date of Merger Agreement, Lumos agreed that neither it nor any of its subsidiaries will, and that it will cause its and their respective Representatives not to, directly or indirectly:
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initiate, solicit or encourage any proposals or offers with respect to, or the making or completion of, an Acquisition Proposal;

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engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to Lumos or any of its subsidiaries in connection with, an Acquisition Proposal;

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waive or provide any consent under any “standstill” or similar restrictions contained in any confidentiality or other agreements to which Lumos or any subsidiary is a party that restricts the making of an Acquisition Proposal;

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approve, endorse or recommend any Acquisition Proposal; or

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approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than certain permitted confidentiality agreements) relating to an Acquisition Proposal (a “Company Acquisition Agreement”).

With respect to the third bullet above, the Lumos board of directors is permitted to waive any “standstill” restriction if the Lumos board of directors concludes in good faith (after consultation with outside legal counsel) that failing to so waive or provide consent would be inconsistent with the Lumos board of directors’ exercise of its fiduciary duties to Lumos’s stockholders under applicable laws.
Notwithstanding the restrictions described above, at any time prior to the Acceptance Time, Lumos and its subsidiaries and Representatives may participate in discussions or negotiations with, or furnish or disclose non-public information with respect to Lumos and its subsidiaries to, any person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted after the date of the Merger Agreement and prior to the Acceptance Time if:
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Lumos’s board of directors determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal (as defined below);

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Lumos’s board of directors concludes in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable laws;

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prior to participating in discussions or negotiations with, or furnishing or disclosing any non-public information to, such person, Lumos (i) notifies DPV Parent of its receipt of such Acquisition Proposal and its intent to take such action and (ii) receives from such person an executed confidentiality agreement containing terms not less restrictive than the terms applicable to DPV Parent under the Confidentiality Agreements described below in “— Confidentiality Agreements”; and

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promptly after furnishing or discussing any non-public information to such person making such Acquisition Proposal or its representatives, Lumos makes available to DPV Parent any such non-public information concerning Lumos or any of its subsidiaries that is provided to the person making such Acquisition Proposal or its representatives to the extent such information was not previously provided or made available to DPV Parent.

Lumos must promptly (and in any event within 24 hours) advise DPV Parent orally and in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to Lumos or its subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including, in each case, the identity of the person making any such Acquisition Proposal, inquiry or request and a copy of any such Acquisition Proposal, inquiry or request (or, if made orally, a reasonable description of the material terms of any such Acquisition Proposal, inquiry or request).
Subject to the qualifications and exceptions outlined below, neither Lumos’s board of directors nor any committee thereof may:
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withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Lumos’s board of directors recommendation to Lumos’s stockholders that Lumos’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Lumos Board Recommendation”), in each case, in a manner adverse to DPV Parent or the Purchaser;

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fail to include the Lumos Board Recommendation in the Schedule 14D-9;

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if a tender or exchange offer for shares of capital stock of Lumos that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders of Lumos (including by taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of Lumos) within five business days after commencement thereof; or

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approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise publicly declare advisable, any Acquisition Proposal or Company Acquisition Agreement (each an “Adverse Recommendation Change”).

Notwithstanding the above, at any time prior to the Acceptance Time, the Lumos board of directors may effect an Adverse Recommendation Change with respect to an Acquisition Proposal if:
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such Acquisition Proposal was not solicited by Lumos or caused by Lumos to have been solicited, in each case, following the date of the Merger Agreement in violation of the Merger Agreement;

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Lumos provides DPV Parent with a written notice indicating that Lumos, acting in good faith, believes that such Acquisition Proposal constitutes a Superior Proposal and, therefore, plans to conduct a meeting of the Lumos board of directors for the purpose of considering whether such Acquisition Proposal constitutes a Superior Proposal, which notice will be delivered to DPV Parent at least five business days prior to the date of such meeting of the Lumos board of directors and will include a copy of such Acquisition Proposal (or, if made orally, a reasonable description of the material terms of such Acquisition Proposal);

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during such five business day period, Lumos will, and will cause its Representatives to, negotiate with DPV Parent in good faith (to the extent DPV Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal will cease to constitute a Superior Proposal;

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the Lumos board of directors makes the determination that such Acquisition Proposal (after taking into account any adjustment to the terms and conditions of the Merger Agreement proposed by DPV Parent in response to such proposal) constitutes a Superior Proposal; and

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the Lumos board of directors concludes in good faith (after consultation with outside legal counsel) that failing to make an Adverse Recommendation Change would violate the Lumos board of directors’ exercise of its fiduciary duties to Lumos’s stockholders under applicable laws.

Upon any amendment to the financial terms or any other material amendment of an Acquisition Proposal, Lumos must promptly (and in any event within 24 hours) provide a new notice to DPV Parent describing such amendment and the obligations set forth in bullets three and four shall continue for at least two business days after delivery to DPV Parent of such notice (and, if necessary, the Lumos board of directors meeting must be postponed to accommodate such additional negotiation period).
Notwithstanding the restrictions described above, at any time prior to the Effective Time, the Lumos board of directors may effect an Adverse Recommendation Change in response to a Change in Circumstance if:
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the Lumos board of directors concludes in good faith (after consultation with outside legal counsel) that failing to make an Adverse Recommendation Change would violate its fiduciary duties to the Lumos stockholders under applicable laws;

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the Company provides DPV Parent with a written notice at least five business days prior to making any Adverse Recommendation Change, specifying the Change in Circumstance in reasonable detail;

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during such five business day period Lumos shall, and shall cause its Representatives to, negotiate with DPV Parent in good faith (to the extent DPV Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Change in Circumstance would no longer necessitate an Adverse Recommendation Change, if any; and

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following the end of such five business day period, after considering the results of any such negotiations and giving effect to the proposals made by DPV Parent, if any, the Lumos board of directors concludes in good faith (after consultation with outside legal counsel) that failing to make an Adverse Recommendation Change would violate its fiduciary duties to the Lumos stockholders under applicable laws.

Upon any material change to the facts and circumstances related to such Change in Circumstance, the Lumos’s board of directors must promptly notify DPV Parent (and in any event within twenty-four hours) describing such change.
The Merger Agreement does not prevent Lumos or Lumos’s board of directors from:
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taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer); or

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making any disclosure to Lumos’s stockholders if, in the good faith judgment of the Lumos board of directors, after consultation with outside legal counsel, failure to disclose such information would violate its obligations under applicable law.

For purposes of the Merger Agreement:
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“Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than DPV Parent or one of its subsidiaries for (i) a merger, reorganization, consolidation, tender offer, exchange offer, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Lumos or any subsidiary or subsidiaries of Lumos whose business constitutes 15% or more of the net revenues, net income or assets of Lumos and its subsidiaries, taken as a whole (for the 12-month period ending on the last day of Lumos’s most recently completed fiscal quarter), , which, for the avoidance of doubt, includes any acquisition or licensing involving the LUM-201 product candidate or (ii) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of Lumos and its subsidiaries, in each case, other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

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“Change in Circumstance” means any material event or development or material change in circumstances with respect to Lumos that (a) occurs after the date of the Merger Agreement and was neither known to the Lumos board of directors nor reasonably foreseeable as of or prior to the date of this Agreement and (b) does not relate to any Acquisition Proposal; in each case, other than (v) changes in the market price or trading volume of any securities of Lumos in and of itself, (w) Lumos exceeding any internal or published industry analyst projections or forecasts or estimates or revenues or earnings, in and of itself (it being understood that, for purposes of clauses (v) and (w), the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Change in Circumstance”, be taken into account in determining whether a Change in Circumstance has occurred), (x) changes with respect to pricing, coding, coverage or reimbursement by any insurance provider or other commercial entity or any governmental payor whether stemming from United States healthcare initiatives or otherwise, (y) any regulatory or clinical changes, events or developments relating to any Lumos product candidate or any product or product candidate of any competitor of Lumos (including with respect to any pre-clinical or clinical studies, tests, or results or announcements thereof) or (z) any events, changes or circumstances relating to DPV Parent, Purchaser or any of their affiliates.

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“Superior Proposal” means any bona fide, written Acquisition Proposal that Lumos did not solicit or cause to be solicited following the date of the Merger Agreement in violation of the Merger Agreement (i) on terms which the Lumos board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, to be more favorable from a financial point of view to the stockholders of Lumos than the Offer, the Merger and the other transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by DPV Parent in response to such proposal), taking into account all the terms and conditions and legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and (ii) that the Lumos board of directors believes is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references in the definition of “Acquisition Proposal” to “15%” are replaced by “50%”.

Indemnification; Exculpation; Insurance.   From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, DPV Parent agreed, and agreed to cause the surviving corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of Lumos and its subsidiaries (collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of Lumos or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent and in the manner permitted by the DGCL and Lumos’s certificate of incorporation (the “Lumos Charter”) and bylaws (the “Lumos Bylaws”) as of the date of the Merger Agreement.
In the event of any such action, (i) each Indemnified Party is entitled to advancement of expenses incurred in the defense of any action from DPV Parent or the surviving corporation to the fullest extent and in the manner permitted by the DGCL and the Lumos Charter and Lumos Bylaws as of the date of the Merger Agreement (provided that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such Indemnified Party is not entitled to indemnification), (ii) neither DPV Parent nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (iii) the surviving corporation will cooperate in the defense of any such matter.
DPV Parent and Lumos agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of Lumos and its subsidiaries or in any indemnification agreement between such Indemnified Party and Lumos or any of its subsidiaries will survive the Merger and continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law, and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
For a period of six years from the Effective Time, DPV Parent agreed to either (i) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance maintained by Lumos and its subsidiaries or (ii) cause to be provided substitute policies or purchase or cause the surviving corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time, provided that, after the Effective Time, DPV Parent will not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by Lumos, but in such case will purchase as much coverage as reasonably practicable for such amount.
Public Announcements.   To the extent reasonably practicable, each of DPV Parent and Purchaser, on one hand, and Lumos, on the other hand, agreed to consult with each other before issuing, and provide each other the opportunity to review, comment on and concur with, any press release or other public statement with respect to the Offer, the Merger and the other transactions contemplated pursuant to the Merger Agreement.
Stockholder Litigation.   Subject to any fiduciary duties of the Lumos board of directors or the board of directors of any subsidiary of Lumos, Lumos agreed to consult with DPV Parent in Lumos’s defense or settlement of any stockholder litigation (other than any litigation or settlement where the interests of Lumos are, or would reasonably be expected to be, adverse to those of DPV Parent) against Lumos and/or any of its directors or officers relating to the transactions contemplated by the Merger Agreement, provided that Lumos may not settle, compromise or enter into an agreement regarding any settlement or compromise of any stockholder litigation relating to the transactions contemplated by the Merger Agreement requiring the payment of any amount, the acceptance of any liability, or the admission of any violations of law by Lumos or its subsidiaries, in each case, without the prior written consent of DPV Parent (which DPV Parent may not unreasonably withhold, condition or delay).
Lumos Employee Stock Purchase Plan.   Lumos agreed that any current offering period in effect under the Lumos Employee Stock Purchase Plan shall be the final offering period. In addition, Lumos agreed to cause the Lumos Employee Stock Purchase Plan to be suspended so that, as of no later than ten business days before the Closing Date, all contributions under any current offering period shall cease. Lumos shall take all actions necessary to terminate the Lumos Employee Stock Purchase Plan immediately prior to the Effective Time.
Employee Matters.   For not less than one-year following the Effective Time, DPV Parent agreed to cause the surviving corporation and each of its subsidiaries to assume and maintain the employment agreements, including severance-related provisions, in effect immediately prior to the Effective Time for all employee of Lumos as of immediately prior to the Effective Time (a “Continuing Employee”). In addition, for a period of one year following the Effective Time, DPV Parent agreed to provide, or cause to be provided, to each Continuing Employee and who continued to be employed by DPV Parent, the surviving corporation or any affiliate thereof, base salary which is no less favorable than the base salary provided to such Continuing Employee immediately prior to the Effective Time. In addition, the parties agreed to the following matters relating to Lumos employees:
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each Continuing Employee shall be given service credit for all purposes including eligibility to participate, benefit levels, and eligibility for vesting under DPV Parent’s or the surviving corporation’s employee benefit plans and arrangements with respect to such Continuing Employee’s length of service with Lumos prior to the Closing Date, subject to certain limitations; and

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to the extent that service is relevant for eligibility, vesting or allowances under any health or welfare plan of DPV Parent or the surviving corporation providing medical, dental or vision benefits in which any Continuing Employee is eligible to participate, then DPV Parent shall use commercially reasonable efforts to (i) waive limitations as to pre-existing conditions and waiting periods and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles and out-of-pocket maximums and allowances, credit such Continuing Employee for service ad amounts paid by such Continuing Employee prior to the Effective Time, on the terms set forth in the Merger Agreement.
Conditions to the Merger.   The respective obligations of DPV, DPV Parent, the Purchaser and Lumos to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
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no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition under applicable law may be in effect, and no law may have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger; and

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the Purchaser must have accepted for payment, or caused to be accepted for payment, all Shares validly tendered (and not withdrawn) pursuant to the Offer.

Termination.   The Merger Agreement may be terminated at any time prior to the Effective Time:
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by mutual written consent of DPV Parent and Lumos;

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by either DPV Parent or Lumos:

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if (i) the Acceptance Time has not occurred on or before the Outside Date or (ii) the Offer has expired or been terminated in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer, provided that any breach of the Merger Agreement by the terminating party has not been the primary cause of the failure of the Acceptance Time to have occurred on or prior to the Outside Date; or

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if (i) a law has been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity of competent jurisdiction remaining in effect prohibiting or making illegal the consummation of the Offer or the Merger or (ii) any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining, making illegal or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action has become final and nonappealable;

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by DPV Parent, at any time prior to the Acceptance Time, if:

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all of the following have occurred: (i) Lumos has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement or any of its representations and warranties set forth in the Merger Agreement have become untrue, either individually or in the aggregate, (ii) such breach or failure to perform or to be true, would result in the failure of a condition to the Offer described below under “— Conditions of the Offer” to be satisfied, in each case, where such breach or failure is incapable of being cured by Lumos by the Outside Date, (iii) DPV Parent has notified Lumos of such breach, and (iv) such breach has not been cured prior to the earlier of the Outside Date or 30 days after receipt of notice;

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(i) the Lumos board of directors has effected an Adverse Recommendation Change or (ii) Lumos has committed a willful and material breach of its obligations described above under “— Acquisition Proposals; Recommendation.”

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Lumos is in Default (as defined in the CTF Agreement) for failure to properly use proceeds advanced under the Note (as defined in the CFT Agreement).

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by Lumos, at any time prior to the Acceptance Time, if:

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all of the following have occurred: (i) DPV Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement or any of its representations and warranties set forth in the Merger Agreement have become untrue,

(ii) such breach or failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect on DPV Parent and such breach or failure to perform is incapable of being cured by DPV Parent or Purchaser by the Outside Date, (iii) Lumos has notified DPV Parent of such breach, and (iv) such breach has not been cured prior to the earlier of the Outside Date or 30 days after receipt of notice; or
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in order to accept a Superior Proposal, but only if Lumos has complied in all material respects with its obligations described above under “— Acquisition Proposals; Recommendation” with respect to such Superior Proposal (and any Acquisition Proposal that gave rise thereto), and provided that Lumos must concurrently with or immediately following such termination enter into the definitive Company Acquisition Agreement with respect to the Superior Proposal and pay the Termination Fee.

Effect of Termination.   In the event of any valid termination of the Merger Agreement, the Merger Agreement will immediately become null, void and, subject to the following exceptions, will have no further effect, without liability or obligation on the part of DPV Parent, the Purchaser or Lumos. However, the Confidentiality Agreement, dated January 3, 2024, between DPV and Lumos (as amended by the Merger Agreement), and certain provisions to the Merger Agreement will survive the termination. Further, no such termination will relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud, in which case the non-breaching party will be entitled to all rights and remedies available at law or in equity and will be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.
Termination Fees.   Lumos has agreed to pay DPV Parent a termination fee of (i) 4% of the total equity value (on a fully-diluted basis) implied by the Cash Consideration plus (ii) any then-outstanding amounts, including principal and interest remaining under the CTF Agreement (the “Termination Fee”) if:
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the Merger Agreement is terminated by Lumos in order to accept a Superior Proposal;

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the Merger Agreement is terminated by DPV Parent because (i) the Lumos board of directors has effected an Adverse Recommendation Change or (ii) Lumos has committed a willful and material breach of its obligations described above under “— Acquisition Proposals; Recommendation”; or

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the Merger Agreement is terminated by either DPV Parent or Lumos because:

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the Offer has expired or been terminated in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer,

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the Purchaser has willfully failed to commence the Offer within 30 days after the date of the first public announcement of the execution and delivery of the Merger Agreement, or

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the Acceptance Time has not occurred on or prior to the Outside Date and (i) at any time after the date of the Merger Agreement and prior to such termination of the Merger Agreement, an Acquisition Proposal has been communicated to the Lumos board of directors or any executive officer of Lumos or has been publicly announced or publicly made known to the stockholders of Lumos and, in either case, has not been publicly withdrawn prior to such termination and (ii) within 12 months after such termination, Lumos enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (provided, that, for these purposes, the references in the definition of “Acquisition Proposal” to “15%” are replaced by “50%”).

In circumstances where the Termination Fee is payable in accordance with the Merger Agreement, the parties to the Merger Agreement agreed that the payment of the Termination Fee after a valid termination of the Merger Agreement will be deemed to be liquidated damages and will be the sole and exclusive remedy available for DPV Parent and Purchaser against the Company for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement, provided that payment of the Termination Fee will not relieve the Company from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud, in which case DPV Parent and Purchaser will be entitled, in addition to the Termination Fee, to all rights and remedies available at law or in equity and will be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.
Enforcement of Agreement.   The parties to the Merger Agreement agreed that irreparable damage would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of the Merger Agreement, each party is entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware. Each party to the Merger Agreement agreed to waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Expenses.   Other than as required by the provisions described above or in the Merger Agreement, all costs and expenses incurred by the parties to the Merger Agreement will be paid by the party incurring such costs and expenses.
Limited Guarantee.   DPV unconditionally and irrevocably guaranteed to Lumos, on the terms and conditions in the Merger Agreement, the due, complete and punctual payment, observance, performance and discharge of the Offer Price.
Tender and Support Agreements
In connection with the Merger Agreement, all of the members of Lumos’s board of directors and executive officers, as well SHVMS, LLC (collectively, the “Supporting Stockholders”), entered into tender and support agreements, dated as of October 22, 2024, with DPV Parent and the Purchaser, which we collectively refer to as the “Tender Agreements.” SHVMS, LLC is affiliated with Sante Health Ventures II, L.P., a healthcare and life science venture capital firm in which Mr. Kevin Lalande, a director of Lumos, is associated. The following summary of certain provisions of the Tender Agreements is qualified in its entirety by reference to the forms of Tender Agreement themselves, which are incorporated herein by reference. We have filed a copy of the Tender Agreement as exhibits to the Schedule TO. Stockholders and other interested parties should read the forms of Tender Agreements in their entirety for a more complete description of the provisions summarized below. Pursuant to the Tender Agreements, the Supporting Stockholders have agreed to tender in the Shares representing approximately 17.7% of the Shares outstanding on the date of the Merger Agreement.
Pursuant to the Tender Agreements, each of the Supporting Stockholders agreed to tender in the Offer any Shares he she, or it holds, including Shares acquired after October 22, 2024, promptly following the commencement of the Offer, and in any event no later than the 10th business day following the receipt by the Supporting Stockholder of the offer documents. Each of the Supporting Stockholders has also agreed not to withdraw his, her or its Shares from the Offer at any time while (i) the Merger Agreement remains in effect, (ii) the Offer remains in effect, or (iii) the Tender Agreement remains in effect.
In the Tender Agreements, each of the Supporting Stockholders represented and warranted that he, she or it:
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is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Shares covered by the Tender Agreement and has good and marketable title to all of such Shares free and clear of any liens, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with the Tender Agreement or the transactions contemplated thereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Shares (other than as created by the Tender Agreement or any applicable restrictions on transfer under the Securities Act of 1933 or any state securities law); and

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has the full voting power with respect to such Supporting Stockholder’s Shares covered by the Tender Agreement, and full power of disposition, full power to issue instructions with respect to the matters set forth in the Tender Agreement and full power to agree to all of the matters set forth in the applicable Tender Agreement, in each case with respect to all of such Supporting Stockholder’s Shares covered by the Tender Agreement.
Nothing in the Tender Agreements limits a Supporting Stockholder from fulfilling his or her duties and obligations as a director or officer, as applicable, of Lumos.
The Tender Agreements, and all rights and obligations of DPV Parent, the Purchaser and the Supporting Stockholders under the Tender Agreements, except for certain customary provisions that survive termination, will terminate on the earliest of:
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the valid termination of the Merger Agreement in accordance with its terms;

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the Effective Time;

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the date upon which the board of directors of Lumos makes an Adverse Recommendation Change;

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the mutual written consent of the parties to terminate the Tender Agreements; and

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the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to a Supporting Stockholder.

Contingent Value Right Agreement
At or prior to the Effective Time, DPV Parent expects to enter into the CVR Agreement with the Rights Agent. Each CVR represents the contractual right to receive certain contingent cash payments calculated as follows:
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upon the first achievement of Annual Global Net Revenue (as defined in the CVR Agreement) in a fiscal year equal to or greater than (a) $500 million, (b) $1 billion, and/or (c) $1.5 billion, a price of $1.00 per share, $1.50 per share, and $2.00 per share, respectively, each calculated during the period beginning on the closing of the Merger (the “Merger Closing”) and ending on December 31, 2037;

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following the execution of any definitive agreement or series of agreements with any third party (excluding any Company Sale (as defined in the CVR Agreement)) that occurs during the period beginning on the Merger Closing and ending on the 18-month anniversary of the Merger Closing with respect to the sale, assignment, transfer, license, option, non-assert or other disposition of Lumos’s assets acquired by Purchaser (a) for any exploitation in the cardiometabolic field, or (b) excluding LUM-201, in any other field (each of (a) and (b), a “Transaction”), an amount in cash per CVR equal to 25% of Transaction Proceeds (as defined in the CVR Agreement) after deduction of an amount equal to (a) 50% of the Upfront Cash Consideration (as defined in the CVR Agreement) plus (b) all amounts contributed by Parent in the form of equity investments or loans (including the CTF Agreement (as defined below)) to Lumos to develop the assets involved in the Transaction, allocated pro rata among all holders of CVRs (“CVR Holders”) and paid as a separate CVR for each Measurement Period (as defined in the CVR Agreement); and

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upon the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events: (a) acquisition of direct or indirect beneficial ownership of more than 50% of the outstanding shares of capital stock of Lumos by a unrelated third party or (b) sale, assignment, lease, exclusive license or other disposition of all or substantially all of the assets or business of the Company to an unrelated third party, a price per share of $2.00 per share.

The right to the contingent payments contemplated by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement. The CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Purchaser (and, following the Effective Time, the surviving corporation) or any of its affiliates. No interest will accrue on any amounts payable in respect of the CVRs.
DPV Parent will indemnify the Rights Agent against any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under the CVR Agreement, including reasonable out-of-pocket expenses and expenses of counsel in defending Rights Agent against any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense arising out of or in connection with the duties of the Rights Agent under the CVR Agreement, unless such loss has been determined by a court of competent jurisdiction to be as a result of the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct.
The CVR Agreement will be terminated upon the later to occur of (i) the mailing by the Rights Agent to each CVR Holder of all Milestone Payments amounts for any milestones achieved on or before December 31, 2037 or (ii) December 31, 2037.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of CVR Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.
Clinical Trial Funding Agreement
Simultaneously with the execution of the Merger Agreement, DPV and Lumos entered into a Clinical Trial Funding Agreement (the “CTF Agreement”), pursuant to which DPV has agreed to loan up to $7.5 million to Lumos solely for the purpose of funding certain research and development expenses, as set forth in the CTF Agreement and as mutually agreed upon by DPV and Lumos, during the period beginning on the execution of the Merger Agreement and ending on the earlier of (a) the Merger Closing or (b) the termination of the Merger Agreement for any reason.
Any amounts loaned to Lumos under the CTF Agreement will be evidenced by a secured promissory note senior to any other indebtedness or obligations of Lumos (the “Note”), bearing interest at an annual rate of 15%, payable on the earlier of (a) following the Merger Closing, any date on which DPV demands payment by written notice to Lumos or (b) the termination of the Merger Agreement (in each case, the “Maturity Date”) and secured by a first priority security interest in all of Lumos’s assets. All amounts then-due under the Note shall be due and payable on the Maturity Date. In addition, Lumos agreed to not create, incur or assume and indebtedness except as expressly permitted by the Merger Agreement.
An “Event of Default” under the CTF Agreement occurs in the event that:
•
the Merger Agreement is terminated by any party for any reason (including, without limitation, due to the exercise by Lumos of its “fiduciary out” provision);

•
any payment of any principal or interest of any funds received is not made in full when due or Lumos fails to pay for five business days or more any amount payable under the CTF Agreement;

•
any representation or warranty made or deemed to be made by Lumos in the CTF Agreement is incorrect in any material respect, subject to the limitations therein;

•
Lumos defaults in the observance of any covenant or agreement contained in the CTF Agreement to which is it a party and such default continues unremedied for 30 days following receipt of written notice from DPV;

•
Lumos commences a case, proceeding or other action (i) arising under the law of any jurisdiction related to bankruptcy, insolvency, reorganization, or relief of debtors or (ii) in any jurisdiction seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of Lumos’s property; or

•
the occurrence of a Material Adverse Effect (as defined above).

Subject to the satisfaction of conditions to the advancement of funds, the proceeds of the Note drawn upon the Note may be used only to pay certain research and development expenses in accordance with the CTF Agreement. No proceeds of the Note may be used for any other purposes, including without limitation, paying any operating, transaction or other expenses of Lumos. The Note includes customary protective provisions for the benefit of DPV as a lender.
The foregoing descriptions of the CTF Agreement and the Note do not purport to be complete and are qualified in their entirety by the full text of the CTF Agreement, which is filed as Exhibit (d)(4) to the

Schedule TO and the form of Note, which is included as Exhibit B to the CTF Agreement filed thereto, and are incorporated by reference herein.
Confidentiality Agreement
The following summary of certain provisions of the confidentiality agreement is qualified in its entirety by reference to the confidentiality agreement itself, which is incorporated herein by reference and a copy of which have been filed with the SEC as an exhibit to the Schedule TO. Stockholders and other interested parties should read the confidentiality agreements in their entirety for a more complete description of the provisions summarized below.
DPV and Lumos entered into a Confidentiality Agreement, dated January 3, 2024 (“Confidentiality Agreement”), to permit the exchange of confidential information in connection with the parties’ initial evaluation of possible negotiated financing opportunities, which the parties further utilized in connection with the negotiated strategic transaction. Pursuant to the Confidentiality Agreement, subject to certain customary exceptions, DPV and Lumos agreed to keep confidential all Confidential Information (as defined in the Confidentiality Agreement) furnished by the other. DPV and Lumos also agreed that the Confidential Information furnished by one party to the other would be used solely for the purpose of evaluating possible financing opportunities which ultimately included the strategic transaction. DPV was permitted to share Confidential Information furnished to it by Lumos with DPV Parent and Purchaser. If requested by the other party, each of Lumos and DPV is required to promptly return to the other, or destroy if requested by the other, all documents and other tangible and intangible materials representing the other’s Confidential Information.
14. Conditions of the Offer
Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to (and DPV Parent will not be required to cause the Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may amend the Offer, if:
(a)   prior to the Expiration Date, the Minimum Condition has not been satisfied;
(b)   any of the following conditions exist or have occurred and be continuing at the Expiration Date:
(i)
any governmental entity or court of competent jurisdiction has issued an order, decree, injunction or ruling or taken any other action (whether temporary, preliminary or permanent in nature) restraining, enjoining, making illegal or otherwise prohibiting the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the CVR Agreement or imposing material limitations on the ability of DPV Parent or Purchaser to effectively acquire, hold or exercise full right of ownership of the Shares to be purchased pursuant to the Offer or the Merger;

(ii)
any law has been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the making of the Offer, the acceptance for payment of any Shares by DPV Parent, Purchaser or any other affiliate of DPV Parent, or the consummation of the Merger;

(iii)
Since October 22, 2024, there has occurred a Material Adverse Effect (as defined in Section 13 — “Merger Agreement; Other Agreements”) on Lumos and that is continuing;

(iv)
(A) Lumos has breached or failed to comply in any material respect with its obligations, covenants or agreements under the Merger Agreement and such breach or failure has not been cured, (B) (1) the representations and warranties of Lumos set forth in Section 4.1, Section 4.2(a), Section 4.3, Section 4.20, Section 4.25 and Section 4.30 of the Merger Agreement were not true and correct in all respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except for any failure of any of the representations and warranties of the Company set forth in Section 4.2(a) of the Merger Agreement to be so true and correct that, individually or in the aggregate, are immaterial in nature and amount; or (2) any other representation or warranty of Lumos contained in the Merger Agreement (without giving effect to any references to any Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) failed to be true and correct in any respect as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect; or (C) DPV Parent and Purchaser did not receive a certificate of an executive officer of Lumos, dated as of the scheduled Expiration Date, to the effect set forth in the foregoing clauses (A) and (B);
(v)
The aggregate number of holders exercising appraisal rights represent more than 10% of the shares of common stock, par value $0.01 per share, of Lumos outstanding as of immediately prior to the Acceptance Time; and

(vi)
the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Purchaser and DPV Parent and may be asserted by Purchaser or DPV Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions shall be in addition to, and not a limitation of, the right of DPV Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. All conditions (except for the Minimum Condition) may be waived by DPV Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. Any reference in this Offer to Purchase or the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure of DPV Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
Any capitalized term used in this Section 14 — “Conditions of the Offer” and not otherwise defined in this Offer to Purchase shall have the meaning set forth in the Merger Agreement.
15. Certain Legal Matters
Except as described in this Section 15, based on information provided by Lumos, none of Lumos, the Purchaser, DPV Parent or DPV is aware of any license or regulatory permit that appears to be material to the business of Lumos that might be adversely affected by the Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “— Business Combination Statutes.” Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to Lumos’s business or that certain parts of Lumos’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.
Business Combination Statutes.   Lumos is incorporated under the laws of the State of Delaware and therefore is subject to the provisions of Section 203 of the DGCL (the “Business Combination Provisions”), which impose certain restrictions upon business combinations involving Lumos. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a “business combination” (which is defined to include a variety of transactions, including mergers) with an “interested stockholder” for a period of three years following the time such person became an interested stockholder unless:
•
prior to such time the board of directors of the corporation approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of the Business Combination Provisions, the term “interested stockholder” generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.
A Delaware corporation may elect not to be covered by the Business Combination Provisions in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. An amendment electing not to be governed by the Business Combination Provisions is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.
Neither Lumos’s certificate of incorporation nor bylaws excludes Lumos from the coverage of the Business Combination Provisions. Upon completion of the Offer, DPV, DPV Parent and the Purchaser could collectively be deemed to be an “interested stockholder” for purposes of the Business Combination Provisions and, absent prior approvals by Lumos’s board of directors, the Business Combination Provisions could prohibit completion of the Merger for a period of three years following completion of the Offer. However, Lumos’s board of directors approved the execution of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, DPV, DPV Parent and the Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state, will apply to the Offer or the Merger.
We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase, nor any action that we take in connection with the Offer, is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or pay for Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for payment, or pay for, any Shares tendered.
Stockholder Approval Not Required.   Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if the merger is effected pursuant to a merger agreement providing for certain requirements to be met, including that (a) the acquiring company commences a tender offer for any and all of the outstanding stock entitled to vote on a merger of the company to be acquired (other than stock owned by the company, the acquirer making such tender offer, the person that owns the acquirer and any subsidiaries of the foregoing), and (b) following the consummation of such tender offer, the acquiring company has irrevocably accepted for purchase a number of shares of stock that, together with any stock otherwise owned by the acquirer, equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Lumos will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Lumos. As soon as practicable following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the DGCL, DPV Parent, the Purchaser and Lumos will effect the Merger without a vote of stockholders of Lumos in accordance with Section 251(h) of the DGCL.
16. Fees and Expenses
The Purchaser has retained Computershare Inc. to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Depositary for certain reasonable out of pocket expenses and to indemnify the Depositary against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
The Purchaser has retained Georgeson LLC to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Information Agent for certain reasonable out of pocket expenses and to indemnify the Information Agent against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their clients.
17. Legal Proceedings
As of the date of this Offer to Purchase, the Purchaser, DPV Parent and DPV are not aware of any material pending legal proceeding relating to the Offer or the Merger.
18. Miscellaneous
We are making the Offer to all holders of Shares. We are not aware of any jurisdictions in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Lumos has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Lumos” and Section 9 — “Certain Information Concerning DPV, DPV Parent and the Purchaser.”
DPV MergerSub, Inc.
November 13, 2024

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS
The names of the directors and executive officers of Double Point Ventures LLC (“DPV”), DPV Parent, Inc. (“DPV Parent”) and DPV MergerSub, Inc. (the “Purchaser”) and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director or executive officer is a citizen of the United States. The business address of each of the directors and executive officers of DPV, DPV Parent and the Purchaser is P.O. Box 4184, Greenwich, CT 06831, Attention: Christopher Uzpen.

DPV Directors and Executive Officers

Name	Position
Christopher Uzpen	Authorized Person

DPV Parent Directors and Executive Officers

Name	Position
Christopher Uzpen	Director, President, Treasurer and Secretary

Purchaser Directors and Executive Officers

Name	Position
Christopher Uzpen	Director, President, Treasurer and Secretary
Christopher Uzpen has served as the President and Director of Butterfly Trust Company, the manager of DPV, since May 2010. Since DPV’s formation on January 23, 2023, Mr. Uzpen has been in charge of overseeing, managing and implementing all aspects of DPV’s investment portfolio and screening new and existing investment managers. Mr. Uzpen is also a member of the Investment Committee and Distribution Committee of Butterfly Trust Company. Additionally, Mr. Uzpen is a Senior Vice President of Interactive Brokers Group and has served in this role since September 2011.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Lumos or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.
If delivering by first class mail:	If delivering by certified mail or courier:
Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer, COY: NLNK P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer: COY: NLNK 150 Royall Street, Suite V Canton, MA 02021
Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Guidelines for Certification of Taxpayer Identification on Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Toll-Free (866) 308-8747
Or Email: lumos@georgeson.com